Exhibit 10.12

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

FRAMEWORK AGREEMENT

This Framework Agreement (“Agreement”), between Amazon Logistics, Inc., a Delaware corporation (“Amazon”), and Rivian Automotive, LLC, a Delaware limited liability company (“Rivian”), is effective as of September 16, 2019 (“Effective Date”). Each of Amazon and Rivian is referred to individually as a “Party” and collectively as the “Parties.”

A. Amazon and Rivian desire to collaborate with respect to the design and development of certain customized all-electric delivery vehicles, as further set forth in this Agreement; and

B. Rivian desires to manufacture for and supply to Amazon such customized all-electric delivery vehicles or components thereof; and

C. Amazon desires to purchase such customized all-electric delivery vehicles or components thereof from Rivian.

In consideration of the mutual promises and conditions set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

This Agreement includes:

•	The attached addenda (“Addenda”), exhibits (“Exhibits”), and appendices (“Appendixes”):

•	Addendum A: Framework Addendum

•	Exhibit A-1: InfoSec Policy

•	Work Order #1 and attached schedules (“Schedules”)

•	Any other Work Orders and Purchase Orders agreed upon by the Parties

•	The Amended and Restated Mutual Nondisclosure Agreement, dated February 15, 2019, by and between Amazon.com, Inc. and Rivian Automotive, Inc. (as the same may be amended from time to time, the “NDA”).

Contact Information for Notices:

Amazon	Rivian

Amazon Logistics, Inc. 410 Terry Avenue North Seattle, WA 98109-5210 U.S.A. Fax: [***] Attn: [***]	Rivian Automotive, LLC 13250 N. Haggerty Road Plymouth, MI 48170 Attn: [***]

With a copy to:	With a copy to:

By mail: c/o Amazon P.O. Box 81226 Seattle, WA 98108- 1226 U.S.A. Attn: General Counsel Fax: [***]	By courier or personal delivery: Amazon 410 Terry Avenue North Seattle, WA 98109-5210 U.S.A. Fax: [***] Attn: General Counsel	Rivian Automotive, LLC 13250 N. Haggerty Road Plymouth, MI 48170 Attn: General Counsel

Each Party may update its contact information above by notice to the other. Routine business and technical correspondence must be in English, and may be in electronic form. All legal notices given under this Agreement must be written, in non-electronic form, and in English, and will be effective when received.

[Signatures on following page]

This Agreement is executed by the duly authorized representatives of the Parties and is effective as of the Effective Date.

RIVIAN AUTOMOTIVE, LLC

By:	/s/ Robert J. Scaringe

Printed Name:	Robert J. Scaringe

Title:	Chief Executive Officer

Date Signed:	September 16, 2019

AMAZON LOGISTICS, INC.

By:	/s/ Udit Madan

Printed Name:	Udit Madan

Title:	President

Date Signed:	September 16, 2019

[Signature Page to Framework Agreement]

Amazon.com, Inc. and Rivian Automotive, Inc. are made Parties to this Agreement solely with respect to the amendment of the Side Letter pursuant to Sections 16.11(A) and 16.11(B) of this Agreement. Solely for purposes of the amendment to the Side Letter, this Agreement is executed by the duly authorized representatives of Amazon.com, Inc. and Rivian Automotive, Inc.

RIVIAN AUTOMOTIVE, LLC

By:	/s/ Robert J. Scaringe

Printed Name:	Robert J. Scaringe

Title:	Chief Executive Officer

Date Signed:	September 16, 2019

AMAZON LOGISTICS, INC.

By:	/s/ Michael Deal

Printed Name:	Michael Deal

Title:	Vice President and Assistant Secretary

Date Signed:	September 16, 2019

[Signature Page to Framework Agreement]

ADDENDUM A

FRAMEWORK ADDENDUM

1.	SCOPE OF AGREEMENT.

1.1 Purpose. This Agreement sets forth the terms and conditions under which the Parties will collaborate with respect to, and Rivian will Develop, Manufacture, and supply certain Products and perform certain Services pursuant to Orders placed by Amazon under this Agreement, in each case, that meet the Requirements agreed on by the Parties, as set forth in applicable Order(s).

1.2 No Dealership Agreement. Notwithstanding anything to the contrary in the Contract Documents or the ultimate disposition, sale, license, lease, or distribution of the Products by Amazon or any of its Authorized Purchasers, agents, subcontractors, or distributors, the Parties agree that none of the Contract Documents are intended to be, and will not be construed as, franchise, dealership, or other similar type of automotive retailer agreement. Without limiting the foregoing, the Parties agree that it is their express intent that the Contract Documents not be enforced in accordance with any applicable Laws related to automotive franchises, dealerships, or retailers with respect to the goods and services manufactured, sold, repaired, or otherwise maintained under the Contract Documents (collectively, “Dealership Laws”). If, notwithstanding the intent of the Parties, this Agreement (or any other Contract Document) is subject to Dealership Laws, the Parties expressly waive, to the full extent permitted by applicable Law, each and every provision of such Dealership Laws that are different or additional to the terms and provisions of the Contract Documents. If any of the Dealership Laws cannot be waived by a Party, such Party agrees it is such Party’s intent that any provision of the Dealership Laws that are different or additional to the terms and conditions of the Contract Documents be interpreted as closely as possible to the applicable provisions of the Contract Documents. Notwithstanding the foregoing, nothing in this Section 1.2 will limit Rivian’s obligations, if any, to comply with Dealership Laws.

1.3 Authorized Territories. Rivian will sell and provide the Products and Services to Amazon and its Affiliates, Authorized Purchasers, agents or designees throughout the Authorized Territories and Amazon, its Affiliates, and Authorized Purchasers will not distribute, operate, or use the Products outside of the Authorized Territories; provided, however, Amazon, its Affiliates, and Authorized Purchasers may operate and use any Products in a country within the European Union that is not an Authorized Territory as long as the Authorizations provided by Rivian for such Products allow for the operation and use of such Products in the applicable countries.

1.4 Reserved.

1.5 Products and Services, Generally. The Parties have entered into Work Order #1 as of the Effective Date and may enter into additional separately executed work orders in the form agreed by the Parties in writing from time to time (each, a “Work Order”). Amazon will issue Purchase Orders under such Work Orders in accordance with the terms set forth in this Agreement and in the Work Orders. Rivian agrees to Develop, Manufacture, supply, and deliver to Amazon, and at Amazon’s request and subject to Section 1.6, to any Authorized Purchaser, any Products and perform the Services as identified in a Work Order and subsequent Purchase Orders, in accordance with the Requirements and the other terms and conditions of this Agreement. The Parties may update the Requirements for any Product or Service as set forth in the applicable Order and may add additional Products and Services by executing additional Work Orders. Subject to Rivian’s Intellectual Property Rights and the other rights and obligations of the Parties under this Agreement and each Work Order, Rivian acknowledges and agrees that Amazon reserves the right to develop and manufacture, itself or through a third party, vehicles, including vehicles that are the same or similar to Delivery Vehicles. When Amazon or its designee is manufacturing a vehicle for which Rivian is supplying Skateboards or Component Parts that Rivian has agreed to supply under the Work Order, then with respect to Rivian’s Development, Manufacture, supply, and other obligations hereunder or under the Orders, references to “Product” in this Agreement and all Orders are limited to those Component Parts to be Developed, Manufactured or supplied by Rivian and Spare Parts associated with those Component Parts. The Parties shall cooperate in good faith to (i) comply with their respective obligations under this Agreement or any Order including regulatory obligations under applicable Laws in the event that Amazon exercises such rights to develop and manufacture vehicles, and (ii) comply with such regulatory obligations and applicable Laws with respect to the Products or other vehicles or components thereof.

1.6 Authorized Purchasers. Subject to the requirements of applicable Laws, Amazon may authorize third parties, including any third-party fleet management companies, leasing companies, and other financing sources, as well as partners from the Amazon Delivery Service Partner program and other licensees (“Authorized Purchasers”) to purchase Products and certain Services under this Agreement from Rivian; provided, however, as a condition to Rivian’s obligation to sell the Products or applicable Services to Authorized Purchasers, Amazon must deliver to Rivian a written authorization identifying the third party as an Authorized Purchaser and affirming the Authorized Purchaser is in compliance with the warranties and covenants set forth in the second sentence of Section 16.1(B). When an Authorized Purchaser purchases or requests to purchase Products under this Agreement or Services that are delivered after the sale of the Products under this Agreement, Amazon will submit the Purchase Order on behalf of the Authorized Purchaser, and only those provisions of this Agreement related to the purchase of the Products and any post-sale Service obligations of Rivian will govern and be enforceable by an Authorized Purchaser. For the avoidance of doubt, each Service that Rivian has agreed to provide on a Delivery Vehicle or other Product Manufactured by Rivian, in each case, following the delivery of such Delivery Vehicle or Product will be provided on such Delivery Vehicle or Product regardless of whether the Products are purchased or leased by Amazon, or its Affiliates, or Authorized Purchasers. No other agreements Rivian or its Affiliates may have with the Authorized Purchasers with respect to the matters governed by this Agreement, an Order, or a separate services agreement between Rivian and Amazon will apply, unless otherwise agreed in writing by Amazon. The only warranty provided to an Authorized Purchaser by Rivian will be the Rivian Warranty, and the only liability of Rivian to an Authorized Purchaser will be under the Rivian Warranty or any other liability Rivian would have as a manufacturer under applicable Law, provided, for the avoidance of doubt, the foregoing does not limit Rivian’s obligations to Amazon or Amazon’s rights with respect to Products sold to Authorized Purchasers under this Agreement. Unless otherwise agreed in writing by the Parties, Authorized Purchasers may not issue Purchase Orders and Authorized Purchasers are not entitled to enter into Work Orders. Authorized Purchasers are responsible for their own purchases and payments to Rivian, and for all their other actions or omissions; provided, however, that Amazon hereby agrees to be responsible for payments for Products or Services due to Rivian by each Authorized Purchaser and such payments will be made by Amazon to Rivian on the applicable payment terms for such Products or Services following Rivian’s notice to Amazon that an Authorized Purchaser has failed to make the required payment; provided further, however, Amazon is only required to pay for Products and Services purchased by the Authorized Purchasers to the extent Amazon would be required to pay for the same Products and Services if those were purchased directly by Amazon. Without limiting any other obligations under the Agreement, if Rivian provides any notice to Authorized Purchasers, Rivian will provide a copy of such notice to Amazon as well. Any dispute or disagreement with an Authorized Purchaser pertaining to this Agreement will be handled between Rivian and Amazon. Authorized Purchasers are not authorized to act on Amazon’s behalf except to the extent, if any, expressly authorized by Amazon in writing and, in any event, only to exercise their rights to purchase Products and receive Services under the terms of this Agreement. For the avoidance of doubt, Authorized Purchasers may not enter into an Order, modify any Requirements, amend this Agreement, request Changes, or take any other action not described above under this Agreement without the Parties’ prior written consent; provided, however, Amazon may enforce all terms and conditions under this Agreement on behalf of such Authorized Purchasers.

1.7 Extension to Affiliates. If an Affiliate of Amazon becomes a Party to this Agreement by executing an Order, in addition to the provisions of Section 1.6: (a) references to Amazon in this Agreement are deemed to include such Affiliate; (b) each Order is a separate obligation of the Amazon entity or entities that execute(s) the applicable Work Order or issue(s) the applicable Purchase Order; provided, however, that Amazon hereby agrees to be responsible for all payments due to Rivian under any Order by each Affiliate of Amazon, and Amazon will, promptly upon request by Rivian, pay to Rivian the balance of each such Affiliate in full in the event that such Affiliate has not paid any outstanding balance due to Rivian on or prior to the applicable due date. For the avoidance of doubt, (i) multiple Purchase Orders may be issued under a single Work Order, and each Purchase Order may be issued by a different Amazon Affiliate, and (ii) Orders may only be issued by Affiliates of Amazon who would be entitled to an assignment of this Agreement pursuant to Section 16.4(A).

1.8 Skateboard; Component Part Only. If the Parties agree in any Order that Rivian will only supply the Skateboard or other Component Parts and not the entire Delivery Vehicle to Amazon, then with respect to such supply of the Skateboard or other Component Parts:

(A) All provisions of this Agreement, any Work Order, any other Contract Document or applicable Laws relating to Field Actions, homologation, certification, Field Issues, Governmental Investigations, and any other regulatory requirements (including related record keeping and reporting) will extend to Rivian solely in connection with Rivian’s role as a manufacturer and a supplier of the Skateboards and/or other Component Parts as are supplied by Rivian.

(B) Pursuant to Section 3.7 below, Rivian will reasonably cooperate, at no cost or expense to Rivian, with Amazon or any third party designated by Amazon with respect to the Integration of the Skateboard with the Top Hat or any other top hat for the assembly of the delivery vehicle; provided, however, if (i) the Integration of the Skateboard with the Top Hat or other top hat requires any engineering, design, development, or certification, and (ii) Amazon requests that Rivian provide such engineering, design, development, or certification, then the Parties will negotiate in good faith a separate services agreement governing Rivian’s performance of those activities and Amazon’s payment for same. In addition, Rivian will continue to be responsible for any independent regulatory obligations (such as TREAD Act reporting obligations) that Rivian may have as the manufacturer and supplier of the Skateboards or other Component Parts, and shall provide such information and assistance as Amazon may reasonably request relating to such Skateboards or other Component Parts in order to comply with Amazon’s regulatory obligations with respect to the Delivery Vehicles.

2.	SERVICES OVERVIEW.

2.1 Services Generally. Rivian will perform the Services in accordance with the provisions of applicable Orders or separate services agreement, as applicable. Unless otherwise expressly set forth in an applicable Order or separate services agreement, Rivian will procure and provide its own Personnel, equipment, tools, and other resources and materials required to perform the Services at Rivian’s own expense. If any services, functions or responsibilities not specifically described in this Agreement are an inherent or necessary part of the Services, or are required for proper performance or provision of the Services in accordance with this Agreement, such services, functions or responsibilities will be included within the scope of the Services under the applicable Work Order as if such services, functions or responsibilities were specifically described in this Agreement (unless expressly designated in writing by Amazon to be the responsibility of Amazon).

2.2 Certification and Regulatory Requirements. Rivian is responsible for obtaining all Authorizations in accordance with the Work Order, unless a Work Order expressly sets forth an Authorization for which Amazon is responsible. To the extent such Authorizations are not self-certifying, Rivian will submit to Amazon sufficient proof of its receipt of such Authorizations (or if such Authorizations are denied, its efforts to seek such Authorizations) and will affix on the appropriate area of each Product a label stating such Authorizations, if and as required by applicable Laws. In jurisdictions where self- certification is required, the affixing on the appropriate area of each Product of a label attesting to certification to said jurisdiction’s requirements shall be sufficient evidence of such Authorization. Rivian will perform all acts necessary to maintain the foregoing Authorizations throughout the term of this Agreement and will promptly seek any other Authorizations in accordance with the Work Orders or as may be required by Laws. If Rivian is unable to obtain or maintain the Authorizations set forth in this Section 2.2, Rivian will consult with Amazon and keep Amazon informed of the status of obtaining and maintaining such Authorizations, Rivian’s communications with Governmental Authorities and other third parties regarding such Authorizations, and any inquiries received by Rivian from Governmental Authorities relating to its inability to obtain or maintain such Authorizations or relating to the compliance of Rivian’s activities under the Agreement and the Products with Law. Upon request, Rivian will share with Amazon any documentation or correspondence relating to any of the foregoing as promptly as possible.

2.3 Status Reports. To the extent set forth in an applicable Work Order, Rivian will provide to Amazon, in the timeframe set forth in the Work Order, written status reports describing in reasonable detail the status of Rivian’s activities hereunder, and Rivian agrees to provide Amazon written notice of any problems or difficulties encountered or anticipated in connection with such activities, including any inability or anticipated inability to comply with any Order or any other requirements under this Agreement (including any inability or anticipated inability to meet the schedule or delivery dates). In addition, at any time upon reasonable request by Amazon, Rivian will meet with Amazon representatives to discuss the status of Rivian’s activities hereunder and any related questions and issues.

2.4 Support Services.

(A) Technical and Product Support. Rivian will correct all Errors and provide all Software Updates with respect to Products in accordance with the Work Orders [***]. Any Software Update pertaining to custom Software that Rivian has created specifically for Amazon will be set out in a Work Order or otherwise agreed in writing by the Parties. Any Software Updates made available by Rivian under this Agreement will be deemed part of the Software and will be subject to the terms and conditions of this Agreement. To the extent Rivian licenses some or all of the Software and/or other components of the Software from third-party vendors, Rivian will remain responsible for having such vendor correct all Errors and make available Software Updates to Amazon in accordance with this Agreement (such updates, “Vendor Updates”). Vendor Updates will be deemed part of the Software and will be subject to the terms and conditions of this Agreement. For the avoidance of doubt, Amazon, and not Rivian, will be responsible for correcting any Errors in the Amazon LMT.

(B) Malware; Security Vulnerabilities.

(i) Without limiting Rivian’s obligations under the InfoSec Policy, Rivian will (a) implement and maintain the most current available anti-malware software that is standard in the automotive industry, and (b) take such other steps as are standard in the automotive industry, in each case, to mitigate against security vulnerabilities and malware in the Products that are or reasonably should have been detected.

(ii) Amazon will, with respect to the Amazon LMT provided by Amazon for incorporation into the Products: (a) implement and maintain the most current available anti- malware software that is standard for logistics software, and (b) take such other steps as are standard for logistics software, in each case, to mitigate against security vulnerabilities and malware in the Products that are or reasonably should have been detected.

(C) Support Services. Rivian will perform Support Services in addition to those set forth in Section 2.4(A) above, as agreed in a Work Order or separate services agreements entered into by the Parties.

3.	DEVELOPMENT SERVICES.

3.1 Development Services, Generally. This Section 3 will apply to the Development Services performed for Amazon. Rivian will perform the Development Services and Develop the Development Deliverables as set forth in this Agreement, including the applicable Work Order. Rivian may use Technology and information used with its other products and services in performing hereunder.

3.2 Research, Development, and Product Design.

(A) Without limiting Rivian’s other obligations under this Agreement, except as expressly agreed otherwise in a Work Order, as between the Parties, Rivian and/or its Affiliates will be responsible for all research, design, styling, Development, Dedicated Tooling, and other engineering work for the Products and Services under this Agreement including testing, validation and certification, together with all labor, material, and other resources for completion of the activities related to any of the foregoing (the “Engineering Work”). When Rivian is Manufacturing the Top Hat, the Engineering Work for the Top Hat (and visible Component Parts therein) will conform to the styling direction provided by Amazon in a Work Order.

(B) Subject to the provisions of the Work Order, Rivian will complete the Engineering Work (including delivery to Amazon of all Development Deliverables, Documentation, and test results) in accordance with the milestones and schedules set forth in the applicable Work Order and in the format agreed to by the Parties. Except for any delays agreed to by the Parties in a Work Order that will extend the time of performance, time is of the essence in performance of Engineering Work, and any rights to terminate the Agreement, or obligations prior to termination of the Agreement, based on delays in the Engineering Work are governed by the applicable terms and conditions governing Cancellation Conditions in the Work Order; provided, however, the foregoing does not limit any non-termination right or remedy based on delays in the performance of Engineering Work.

(C) Development Deliverables (non-tangible and tangible) will be delivered in accordance with the applicable Work Order(s). For outbound transportation, Rivian will ship tangible Development Deliverables, if any, at Amazon’s cost and expense as set forth in this Section 3.2(C) below either using carriers identified by Amazon or, absent such identification, using suitable carriers that are licensed and qualified based on industry standards to ship such Development Deliverables. The costs and expenses of such outbound transportation expenses will be passed through to Amazon by Rivian, are not included in the Price [***].

3.3 Development Deliverables Inspection, Test, and Acceptance. Development Deliverables will be subject to inspection, testing, and acceptance in accordance with the provisions of the applicable Work Order. If no acceptance process or acceptance criteria are identified in a Work Order for one or more Development Deliverables, such Development Deliverables will be subject to a mutually agreed upon acceptance process for compliance with the applicable requirements for such Development Deliverables.

3.4 Access to and Inspection of the Rivian Manufacturing Facilities. Without limiting any of Amazon’s rights under the Agreement, and at Amazon’s sole risk and expense, Amazon or its approved designees will have the right to access and conduct inspections of all facilities and equipment used by Rivian for, and records pertaining to Rivian’s, Manufacture of the Products or provision of the Services or Rivian’s other activities under this Agreement solely in order to verify Rivian’s compliance with the terms and conditions of this Agreement. In connection with such access and inspection, the Parties will endeavor to minimize to the extent reasonably practicable disruption of any on-going operations of Rivian at the foregoing facilities (including the Rivian Manufacturing Facility). Rivian reserves the right to have Amazon or its designees performing such inspections, as a condition to such access and inspection (i) take any reasonably required safety training, and (ii) execute a confidentiality agreement; provided, however, such confidentiality agreement will only be required for those Amazon’s designees or employees that are not subject to the NDA. In no event is Rivian required to provide Amazon or its designees access to any portion of the Rivian Manufacturing Facility that contains confidential information of other customers of Rivian or other confidential information of Rivian unrelated to this Agreement; provided, however, if any confidential information of a Rivian customer is commingled with the information that Amazon is entitled to under this Agreement, Rivian will take such actions that are necessary to ensure that Amazon is not exposed to and does not have access to such other customer’s confidential information.

3.5 Pre-Production Delivery Vehicles in the Development, Validation, and Certification Plan.

(A) Development. To the extent set forth in a Work Order, Rivian will build Pre- Production Delivery Vehicles pursuant to Work Orders to support Development testing, certification testing, and other testing and also for manufacturing trial purposes, to perform quality assurance before start of Production and for other reasons to ensure start of Production is met to Rivian’s quality standards, which are at least consistent with applicable industry standards (“Development Purposes”). At Amazon’s request, and subject to applicable Law, the Parties will work together to test any applicable Pre- Production Delivery Vehicles on public roads or under any other conditions with Rivian providing oversight as required under and in accordance with applicable Law. The requirements and terms and conditions for the Pre-Production Vehicles will be agreed to by the Parties in a Work Order.

(B) Delivery. Delivery terms for Pre-Production Delivery Vehicles will be set out in the applicable Work Order.

3.6 Development Services Delays. Subject to the other provisions of this Agreement, including any Work Order, with respect to timeliness of performance, upon becoming aware that it will be unable to meet a milestone set forth in a Work Order or complete a Development Deliverable in accordance with the applicable Work Order, Rivian will, to the extent such delay is not addressed by a Work Order: (a) notify Amazon promptly (via email and/or telephone) of the anticipated delay (such notification will include the reasons for the anticipated delay and the proposed revised milestone or delivery date); and (b) implement a remediation plan satisfactory to the Parties to address the delay. If (i) Rivian determines it will not likely meet, or if Rivian has failed to meet, a milestone or complete a Development Deliverable in accordance with the then-current Project Plan and Schedule set forth in the applicable Work Order and (ii) Rivian’s actions are not otherwise addressed by the Work Order in such an event, at no additional cost or expense to Amazon and at Amazon’s option, Rivian will assign to the Development Services all additional Subcontractors, Personnel, and other resources necessary to accelerate performance as may be required to achieve the milestone or deliver the Development Deliverable in a timely manner.

3.7 Mutual Cooperation. Each Party will work in good faith with the other Party and provide to the other such reasonable cooperation as is specified in this Agreement, a Work Order or otherwise agreed in writing, in each case, as is reasonably required to fulfill the objectives of this Agreement.

4.	MANUFACTURING AND SUPPLY.

4.1 Supply Services, Generally. Rivian will Manufacture, test, and deliver Products pursuant to applicable Orders issued by Amazon and in accordance with the applicable Requirements set forth in an applicable Work Order. Rivian will procure labor and all Component Parts, as required to Manufacture and deliver the Products in accordance with the Work Orders and the Purchase Orders. Without limiting the foregoing, the Parties will identify in Work Orders the timelines, milestones, and deadlines for Rivian to put in place manufacturing capacity required to support Production of the Products.

4.2 [***].

4.3 Rivian Proposed Changes.

(A) Significant Changes; Rivian Change Notice. Rivian will document and communicate to Amazon by written notice all Changes proposed by Rivian that (a) would alter the Specifications for a Product; (b) would alter the Rivian Warranty; (c) could reasonably be expected to impact the Cancellation Conditions; (d) would affect [***]; (e) will increase the Investment Fee (as defined in Work Order #1); or (f) would otherwise negatively affect compliance with the Requirements (each (a)-(f), a “Significant Change”); or (g) is required by applicable Law (a “Regulatory Change”). Such notice will identify in reasonable detail such proposed Changes and will include appropriate documentation of: (i) any proposed adjustments in Price of the Products (increase or decrease) on account of the Changes; (ii) the proposed implementation date of the Changes and any anticipated impact on the Project Plan and Schedule; (iii) the proposed date for the commencement of the effectiveness of the adjustment in Price of Products, if any; (iv) documentation of any changes in investment costs as a result of the Changes, if any; (v) whether such Change is a Regulatory Change and (vi) such other information as may be required to communicate the Change (each, a “Rivian Change Notice”).

(B) Amazon Response to Rivian Change Notice Regarding Significant Change. Amazon will, as soon as practicable and in any event within [***] from the date of Rivian’s delivery of a Rivian Change Notice (the “Change Response Deadline”), respond by either (a) providing written acceptance of the Changes; (b) providing written rejection of the Significant Changes; or (c) providing a written request for additional information and/or additional time to review the Significant Changes. If Amazon accepts a Rivian Change Notice as set forth in the preceding sentence, Rivian may implement the Significant Changes to the Products on the terms and conditions provided in the Rivian Change Notice or as otherwise agreed by the Parties. If Amazon does not respond on or before the Change Response Deadline, or if Amazon provides written notice of rejection of the Significant Changes, the Parties will treat such rejection as a “dispute” under the dispute resolution provisions of this Agreement. Notwithstanding the foregoing, this Section 4.3(B) does not apply to Regulatory Changes, which will be subject to Section 4.5 below.

(C) Rivian Changes That Are Not Significant Changes. Rivian at any time may make Changes that are not Regulatory Changes or Significant Changes without notice to Amazon.

4.4 Changes Initiated by Amazon. Amazon will document and communicate to Rivian all Changes proposed by Amazon by means of a written notice identifying in reasonable detail such proposed Changes (each, an “Amazon Change Notice”).

(A) Pre-start of Production – Amazon-Requested Changes. Amazon may request Changes at any time prior to start of Production (but in no case after the applicable Lead Time for each Purchase Order) by providing an Amazon Change Notice to Rivian. Rivian will evaluate the requested Changes and notify Amazon as soon as practicable and in any event within [***] (or such period of time as the Parties may otherwise agree) of the impact such Changes will have on start of Production timing, Price of the Products, the Rivian Warranty, any other Product or Service warranty, the Requirements, this Agreement, any Order, and the Cancellation Conditions, if any. Amazon-initiated Changes prior to the start of Production will require the written approval of Rivian and Amazon before implementation, and the milestones or other deadlines in the Work Order will be modified accordingly. Before implementation of the Change, Amazon and Rivian will also agree upon an adjustment to the Price of the Products[***], to reflect changes in costs relating to such Change(s).

(B) After Start of Production – Amazon Requested Changes. Following the start of Production, Amazon may propose Changes by providing Rivian an Amazon Change Notice, provided that Amazon delivers such Amazon Change Notice to Rivian prior to the applicable Lead Time for the Products at issue. Rivian and Amazon will discuss in good faith the feasibility of making such Changes based on complexity, applicable Laws, the parts (including Component Parts), costs, and any other factors that either Party believes to be relevant. Rivian, at its option, will: (a) initiate the necessary investigation, (b) initiate the Changes, or (c) reject the request, in each case as soon as practicable and in any event within [***] (or such period of time as the Parties may otherwise agree) after receipt of the

Amazon Change Notice. Prior to implementation of any Changes under this Section 4.4(B) the Parties will agree in writing on the impact on the Cancellation Conditions, any warranties provided by Rivian, timing to deliver the Products incorporating such Change, and the costs of such Change. The costs of all Amazon- initiated Changes will be paid for by Amazon as set forth in the Work Order [***]. Amazon-initiated Changes will require the written approval of Rivian and Amazon before implementation.

4.5 Regulatory Changes.

(A) Prior to Start of Production. If Rivian is required to make any Regulatory Change to address a change in Law that has been enacted prior to start of Production, then, regardless of the date the applicable Law sets for implementation of such Change, Rivian will be responsible for making such Change(s) and [***].

(B) After Start of Production.

(i) If Rivian is required to make a Regulatory Change with respect to Products that have not been delivered to Amazon after the start of Production, then, subject to Section 4.5(D), [***], and, if this Agreement has not been terminated as a result of Section 4.5(D), Rivian will be responsible for making the Regulatory Changes to such Products.

(ii) If Rivian is required to make a Regulatory Change with respect to Products that have been delivered to Amazon after the start of Production, [***], and Rivian will be responsible for making the Regulatory Change on such Products. For the avoidance of doubt, Rivian’s obligations under this Section 4.5(B)(ii) will only apply to Products for a period of [***] following Rivian’s delivery of the Products to Amazon, its Affiliates, or Authorized Purchasers.

(C) Implementation.

(i) Rivian will provide Amazon with a Rivian Change Notice prior to the implementation of any Regulatory Changes. Rivian will propose a plan for implementation of any Regulatory Changes, and Rivian and Amazon will discuss in good faith the implementation of Regulatory Changes. The proposed plan of implementation will include, among other things, the cost and expenses of making such Regulatory Change to the extent the Regulatory Change must be paid by Amazon.

(ii) Upon receipt of a proposed implementation plan from Rivian, Amazon will review and either accept or reject the plan, in each case as soon as practicable and in any event within [***] (or such period of time as the Parties may otherwise agree) after receipt of such plan. If Amazon does not accept the implementation plan and does not provide an alternative plan within [***] that is acceptable to Rivian, which acceptance will not be unreasonably withheld, then Rivian may implement the Regulatory Change as originally proposed by Rivian. Rivian will consider in good faith any alternate plan for implementation proposed by Amazon if the same would result in compliance at a lower cost without materially increasing complexity at the Rivian Manufacturing Facility or otherwise increasing the potential liability to Rivian under this Agreement or applicable Laws. If urgent circumstances require abbreviation of any applicable notice period, the Parties will work together in good faith to accomplish the resolution of the requested Changes within such abbreviated period. For the avoidance of doubt, (i) this Section 4.5(C) only relates to Regulatory Changes that are Significant Changes, and (ii) Rivian is not required to implement Regulatory Changes in a manner that will cause Rivian to not comply with applicable Laws; provided, however, the foregoing is not a limitation on Amazon’s rights to terminate the Agreement without cause.

(D) Regulatory Change Termination. With respect to Regulatory Changes governed by Section 4.5(B)(i), (i) the Parties agree to negotiate in good faith [***].

4.6 Specified Manufacturing Facilities. Except for Component Parts and Spare Parts (other than Battery cells) that are sourced from third parties, Rivian will manufacture or assemble or have manufactured or assembled the Products only at the Rivian Manufacturing Facility, and use of any other manufacturing facility requires Amazon’s prior written consent.

4.7 Tooling.

(A) Dedicated Tooling. Rivian will be responsible for purchasing or building or otherwise having Suppliers or other third parties purchase or build, as applicable, all Dedicated Tooling to Manufacture the Component Parts and assemble the Products. If new or additional Dedicated Tooling is required after start of Production due to a Change, the cost and expenses of the new or additional Dedicated Tooling will be set forth in an applicable Work Order or as otherwise mutually agreed by the Parties in writing and, following the Parties agreement on such costs and expenses, Rivian or the applicable Supplier will be responsible for Developing and procuring all such Tooling required to implement the Change. Rivian will bear all costs associated with retooling due to Rivian’s non-compliance with Law. If there are Changes to Tooling requested by either Party to improve the Products, the costs associated with such Changes to the Tooling must be agreed upon by the Parties in writing and may, if agreed upon by the Parties [***]. All Changes to Tooling that are the result of a Regulatory Change will be handled in accordance with, and be subject to, Section 4.5.

(B) Ownership. Unless otherwise set forth in an applicable Work Order, Rivian will own the Dedicated Tooling and will be responsible for any and all costs and expenses associated with such Dedicated Tooling. The Parties acknowledge that Work Order #1 provides that the ownership of Dedicated Top Hat Tooling may be transferred from Rivian to Amazon, subject to the terms and conditions in Work Order #1, and upon such transfer [***].

4.8 Reserved.

4.9 Spare Parts. All Spare Parts will be sold by Rivian and purchased by Amazon in accordance with the terms of this Agreement, including the applicable Work Order.

5.	PRODUCT AND SERVICES ORDERING.

5.1 Purchase Orders. Products and Services (other than Development Services, which shall be performed as set forth in Work Orders) may be ordered from Rivian by issuing Purchase Orders or entering into separate services agreements, as applicable. The Purchase Orders will specify the Purchase Order number, the Services ordered, the quantity of Product(s) ordered, applicable Prices and delivery date(s). Each Purchase Order issued hereunder will reference, and become a part of and be in compliance with this Agreement and the applicable Work Order. Rivian will promptly confirm to Amazon or Authorized Purchasers its receipt of each Purchase Order and, unless rejected to the extent permitted, will perform the Services and Manufacture and deliver the ordered quantities of Products according to, and subject to, the terms of this Agreement, the applicable Work Order, and the respective Purchase Order. Unless rejected by Rivian in accordance with this Section 5.1, Section 5.3, or the applicable Work Order, any Purchase Order that complies with this Agreement and the Work Order will be deemed accepted by Rivian upon receipt and Rivian will supply the Products and perform the Services ordered in accordance with the terms of such Purchase Order.

5.2 Reserved.

5.3 Lead Time; Purchase Order Inconsistencies. Except as set otherwise set forth in a Work Order, all Purchase Orders must be submitted by Amazon or the Authorized Purchasers in accordance with the minimum lead time for delivery of Products as specified in the corresponding Work Order (“Lead Time”).

5.4 Deliveries; Force Majeure.

(A) Deliveries. Rivian will deliver each Product in accordance with the delivery terms set forth in the Work Order. Title and risk of loss to the Products will pass between the Parties as set forth in the Work Order. All deliveries made pursuant to this Agreement must be complete, unless Rivian has obtained prior written approval from Amazon. With respect to all Products delivered at the Rivian Manufacturing Facility, and to the extent required by Amazon as part of the delivery process, Rivian must obtain the signature of an authorized representative of Amazon on a delivery receipt for all such deliveries made under this Agreement. Such signature does not constitute Amazon’s acceptance of delivery or acknowledgement of the accuracy of the quantity or type of Products received by Amazon.

(B) Force Majeure. As used in this Agreement, “Force Majeure” means occurrences or events that are beyond the reasonable control of a Party, not due to its fault or negligence, and which could not have been avoided, prevented or removed by the exertion of commercially reasonable efforts that are taken by similarly situated Persons. Such occurrences or events may include: (a) a strike or other labor disturbance; (b) a governmental act or regulation, war, riot, terrorist act, or inordinate transportation delays; or (c) an act of God (including fire, earthquake, and severe weather conditions (e.g., hurricanes and blizzards)). Neither Party will be liable for, nor be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement to the extent that such failure of, or delay in, performance is due to Force Majeure. The foregoing will be subject to the affected Party giving prompt notice to the other Party of an occurrence of a Force Majeure and continually using reasonable efforts to mitigate the effects of any Force Majeure, for example by sourcing suitable replacement Component Parts from different upstream suppliers, except that neither Party will be obligated to settle a labor dispute except at its own discretion. The suspension of performance will be of no greater scope and of no longer duration than is reasonably required by the Force Majeure event.

5.5 Transportation. Transportation of the Products will be as set forth in the applicable Work Order.

5.6 Late Delivery. The process for any late deliveries of Products will be set forth in the applicable Work Orders.

5.7 Inspection and Acceptance of the Products. The Products will be inspected, accepted, or rejected in accordance with the Work Order. All Product warranties will survive any delivery, inspection, acceptance, payment, or subsequent use or authorized repair, in each case, for the duration of the warranty period for such Product.

5.8 Reserved.

5.9 Remedies for Failure to Deliver Conforming Product and Breach of Any Warranty. Without limiting any other right or remedy as set forth in the Agreement, all remedies for failure to deliver Conforming Product and breach of any warranty are set forth in the Work Order.

6.	QUALITY MANAGEMENT; GOVERNMENTAL INVESTIGATIONS.

6.1 Quality Management. Rivian will implement and maintain a quality assurance and reliability plan covering all Products and Services that is reasonably satisfactory to Amazon and that complies with Amazon’s reasonable quality assurance requirements for the Products or Services, which plan and requirements are provided to Rivian from time to time (and in all cases prior to the applicable Lead Time). Rivian will be subject to quality reviews by Amazon and will work with Amazon to improve Rivian’s quality programs, based on the outcome of the reviews.

6.2 Investigation of Field Issues.

(A) The Parties acknowledge and agree that it is in their mutual best interest to promptly identify and address safety, product, performance or service issues that may exist in all or a defined subset of Products or Services and that may involve a potential safety defect or noncompliance with any safety or emission control requirement under applicable Law, including any federal motor vehicle safety standard or governmental emissions control standard or regulation (“Field Issues”).

(B) [***].

(C) Subject to the terms of any Joint Defense Agreement and any applicable Legal Redactions, Rivian agrees to keep Amazon promptly and reasonably informed about the status of any ongoing investigation of any Field Issues by Rivian and any Government Reports made by Rivian that may include information about Field Issues provided by Amazon.

6.3 Field Actions.

(A) Unless otherwise agreed by the Parties, Rivian or its Affiliates will be responsible for deciding when a Field Action involving some or all of the Products is reasonably necessary to address a Field Issue or other Non-Conformity, and Rivian will be responsible for conducting such a Field Action on the Products. If Amazon requests that Rivian initiate a Service Campaign and Rivian consents to conducting such Service Campaign, such consent not to be unreasonably withheld, Rivian will be solely responsible for all costs and expenses incurred by Rivian to conduct such Service Campaign; provided, however, it will not be unreasonable to withhold consent if the projected costs of the Service Campaign outweigh the projected benefits. If Rivian does not consent to the Service Campaign as provided in the previous sentence, Amazon may request Rivian to perform the Service Campaign; provided, however, Amazon will be responsible for the costs and expenses of such Service Campaign unless otherwise agreed by the Parties.

(B) If Rivian has decided to conduct a Field Action, Rivian will prepare and send all required notices, bulletins, and other communications regarding defects or non-compliance in the Products to Service Retailers, Amazon, and, with such support from Amazon as Rivian reasonably requests, Delivery Vehicle owners or lessees.

6.4 Reimbursement for Field Actions. Rivian will reimburse Amazon for all penalties imposed by a Governmental Authority on Amazon in connection with any Field Action to the extent caused by the Products or Services; provided, however, Rivian is not responsible for any such penalties, and Amazon shall reimburse Rivian for any such penalties imposed by a Governmental Authority, in each case, to the extent caused by: [***] (an “Amazon Covered Claim”). In addition, any Field Actions required by Governmental Authorities, where the Field Action (i) results from a failure of the Products or Services to meet governmental requirements and standards for vehicle validation or certification other than in the applicable Authorized Territory, (ii) results from a change in applicable Laws which renders the Products or Services noncompliant with such applicable Laws despite such Products or Services being compliant with the Specifications for such Authorized Territory as of the date of manufacture, or (iii) is intended to address a Field Issue arising from a condition unique to the jurisdictions in which the Field Action is conducted despite such vehicles being compliant with the Specifications as of the date of manufacture, will be the responsibility of the applicable manufacturer (Rivian, Amazon, or a third party) based on the affected parts or components of the affected vehicles and only to the extent the applicable manufacturer would be responsible under applicable Laws.

6.5 Governmental Investigations.

(A) Each Party will promptly notify the other Party upon the receipt of a Governmental Investigation. If Amazon receives such an inquiry from a Governmental Authority about one or more Products or Services, Amazon will refer that inquiry to Rivian for a response unless Amazon is considered the final stage manufacturer and/or incomplete vehicle manufacturer under applicable Law with respect to the affected vehicles or unless the inquiry is solely with respect to a part or component not manufactured or authorized by Rivian or its Affiliates that was added to the Product after delivery to Amazon (or its agent or representative).

(B) Unless otherwise agreed by the Parties based on their respective regulatory responsibilities under applicable Law, Rivian will represent the interests of both Amazon and Rivian in connection with any request for any data or information and any allegations or inquiries from Governmental Authorities concerning suspected or alleged safety defects or noncompliance with any governmental safety standard or regulation, emissions-control standard or other applicable regulation in an Authorized Territory relating to the Products and Services, or other applicable Law relating to any Product or Service, unless the request, allegation or inquiry relates to (i) manufacture of the top hat by Amazon or its designated third-party manufacturers or (ii) licensing, registering, or titling of Delivery Vehicles by Amazon, its Affiliates or Authorized Purchaser except to the extent the request, allegation or inquiry relates to any limitations on licensing, registering or titling that arises from state dealership laws (each, an “Amazon Regulatory Responsibility”); provided, that each Party will promptly notify the other Party in writing upon its receipt of any such request and shall keep the other Party reasonably informed of the status and nature of its response to such request. To the extent any such request from Governmental Authorities would reasonably be expected to result in an adverse impact on a Party’s rights or interests, the other Party will consult with such Party regarding such request and in good faith consider such Party’s positions, suggestions, and strategies for preparing the response.

(C) Unless otherwise agreed by the Parties based on their respective regulatory responsibilities under applicable Law, Rivian may conduct meetings with Governmental Authorities related to the Products and Services without any participation by Amazon unless the meeting relates to (i) an Amazon Regulatory Responsibility (in which case, Amazon will participate to represent its own interests) or (ii) suspected or alleged safety defects or noncompliance with any governmental safety standard or regulation, emissions-control standard or other applicable regulation in an Authorized Territory relating to the Products and Services, or other applicable Law relating to any Product or Service and Rivian has made reasonable efforts to have Amazon participate in such meetings. Amazon will not conduct any meeting with Governmental Authorities concerning the Products and Services without participation by Rivian, unless such meeting relates to an Amazon Regulatory Responsibility and does not relate to Rivian’s Manufacture of such Products and delivery of the Services. If Governmental Authorities are in discussions with either Party on unrelated matters and raise an issue related to the Products and Services, the non-participating Party will act in good faith to postpone any substantive discussions related to the Products and Services so that the other Party can participate if its interests may be impacted by those discussions. If a Party is not permitted to participate in the meetings contemplated by this Section 6.5(C), then the other Party will fully and promptly brief such Party following every such meeting that such Party conducts with Governmental Authorities unless such meeting relates to an Amazon Regulatory Responsibility and does not relate to Rivian’s Manufacture or delivery of such Products and Services.

6.6 Continuing Information Support. To the extent necessary to provide support for legal, administrative or other proceedings (including any indemnification obligations under this Agreement) with respect to a third party which relates to the other Party’s performance under this Agreement, the Parties agree as follows:

(A) Except as otherwise limited by this Agreement (including Section 6.2(B)), each Party may request reasonable access to or copies of documents, records, or other information (collectively, “Information”) from the other Party in connection with any legal, administrative or other proceedings relating to this Agreement (including any involving a Governmental Authority or a Governmental Investigation). The receiving Party agrees to maintain such Information in the strictest confidence, to the full extent permissible by Law, and agrees it may only use the Information solely in connection with the applicable legal, administrative, or other proceeding. In the event the receiving Party is requested to disclose such Information in connection with any judicial proceeding or Governmental Investigation, the receiving Party will timely notify the other Party, and the Parties will mutually agree upon whether to attempt to protect the Information by seeking a protective order from the appropriate court, confidential treatment from the appropriate government agency, or otherwise, and if so, which Party will do so.

(B) With respect to any legal, administrative, or other proceedings involving the safety or regulatory compliance of the Products or Services, each Party will use commercially reasonable efforts to make available to the other, upon written request, its employees as witnesses to the extent that the participation of any such employee is reasonably necessary (giving consideration to the business demands upon such employees) in connection with any legal, administrative, or other proceedings in which the requesting Party may from time to time be involved.

6.7 Epidemic Failure.

(A) If Rivian becomes aware that an Epidemic Failure has occurred, Rivian will provide notice to Amazon and will also assist Amazon and its designees in the technical resolution of the Epidemic Failure.

(B) [***]. Rivian will consult with Amazon and its designees regarding the remediation plan, any workaround or other solutions and will not implement such remediation plan, workaround or solution without Amazon’s prior written approval. Rivian will also give related technical support at no charge as Amazon reasonably requests.

6.8 [***].

6.9 Safety Risks.

(A) Generally. Rivian must notify Amazon immediately if it has reason to believe that any Products provided under this Agreement may (a) present a Hazard, or (b) result in Rivian’s non- compliance with applicable Laws (including safety and environmental Laws).

(B) Remedies. If a Product does or will present a Hazard, Rivian will, in addition to its obligations under this Section 6, comply with all of its obligations as a manufacturer of such Products under applicable Laws and provide Amazon all the remedies Amazon is entitled to under applicable Laws, by either:

(i) if required to address the Hazard and subject to applicable Laws, promptly repair, replace or accept the return of (and credit Amazon for) affected Products; or

(ii) promptly provide free replacements and Spare Parts for the Products during the Warranty Period or for the period required by applicable Laws, as applicable.

(C) No Relief. Neither Amazon’s verification or approval of materials or vendors nor Amazon’s approval or acceptance of Products will relieve Rivian of the remedies set forth in this Section 6.9.

(D) Tracking. Rivian must track the Products in accordance with the Requirements set forth in the applicable Work Order, including the manufacture date of the Products, Production equipment used, testing values, and upstream material lots. Rivian must make such information available to Amazon upon Amazon’s request during the term of this Agreement and for fifteen (15) years after the creation of the information.

(E) Recall Obligations. Rivian is responsible for performing all Recalls at its sole cost and expense, except to the extent any such Recall results from a safety-related defect or non-compliance with applicable safety standard that is caused by a defect in design or performance of technology provided by Amazon that the Parties have agreed will be incorporated by Rivian into the Product, in which case Amazon will reimburse Rivian for all costs and expenses of the Recall attributable to the defect in design or performance of technology provided by Amazon. If Amazon or any Person other than Rivian or any of its Affiliates is the final-stage manufacturer of a delivery or logistics vehicle or is otherwise considered the manufacturer of a delivery or logistics vehicle by Law, in each case where such vehicle incorporates a Skateboard, Amazon is responsible at its sole cost and expense for performing any and all voluntary or mandatory notification and remedy campaigns to correct any safety defect or emission-related issue with such vehicle, in each case, requiring remedy under applicable Laws, except to the extent such defect or issue caused by a defect in or emissions-related issue with the Skateboard, in which case Rivian will reimburse Amazon for those costs and expenses of the notification and remedy campaign that are attributable to such defect or issue. If there is a conflict between this Section 6.9(E) and any other provision of this Agreement, this Section 6.9(E) will control to the extent of such conflict.

7.	INDEPENDENT CONTRACTOR; SUBCONTRACTORS; RIVIAN PERSONNEL.

7.1 Relationship. The Parties are independent contractors and this Agreement will not be construed to create a partnership, joint venture, agency, employment or any other relationship between Rivian on the one hand and Amazon on the other hand. Neither Party will represent itself to be an employee, representative or agent of the other Party. Neither Party will have the authority to enter into any agreement on the other Party’s behalf or in the other Party’s name or otherwise bind the other Party to any agreement or obligation. Without limiting the implied obligation of good faith, each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement or any Order, it will act in good faith.

7.2 Subcontractors, Suppliers, and Third Party Manufacturer.

(A) Subcontractors. In performing its activities or obligations under this Agreement, Rivian may use Subcontractors; provided that for categories of Subcontractors that (a) require Amazon’s prior written consent or (b) require prior notice to be delivered to Amazon, in each case, as set forth in applicable Work Orders, such approval or notice is obtained or provided. The Parties may agree on the lists of Subcontractors that meet the requirements under the preceding clauses (a) and (b) in applicable Work Orders from time to time. For all Subcontractors, Rivian must: (i) ensure that such Subcontractors enter into written agreements with Rivian that contain terms consistent with this Agreement (including those regarding confidentiality, use restrictions, tooling, intellectual property, records and inspection, compliance with Laws, Amazon Policies, Amazon Background IP, and Spare Parts) and (ii) deliver a copy of each such agreement to Amazon upon request; provided, however, Rivian will be permitted to redact any portion of such agreement that is not applicable to Amazon or includes confidential information of another Rivian customer. If so requested by Amazon, Rivian agrees that Amazon may enter into an agreement with such Subcontractor, in a form satisfactory to Amazon, that contains terms regarding intellectual property, confidentiality, and compliance with applicable Laws on terms consistent with this Agreement. For the avoidance of doubt, Amazon’s entry into the foregoing agreement is not a condition for Rivian to engage with the Subcontractor. In addition, Rivian will ensure that Subcontractors are bound by applicable service level agreements and other terms and requirements, as required for Rivian to comply with its obligations under this Agreement. Any act or omission of a Subcontractor with respect to those obligations applicable to the Subcontractor that would be a breach of this Agreement if it were an act or omission of Rivian will constitute a breach of this Agreement by Rivian. In addition, Rivian hereby consents to Amazon’s direct engagement of any of Rivian’s Subcontractors in connection with any transition services that Rivian may provide to Amazon (whether during or after the Term), and Rivian agrees to communicate such consent to its Subcontractors upon request by Amazon.

(B) Suppliers. In performing its activities or obligations under this Agreement to provide Component Parts (including any Component Parts included in a Product), Rivian will use Suppliers. If there are categories of Suppliers that (a) require Amazon’s prior written consent or (b) require prior notice to be delivered to Amazon, in each case, as set forth in applicable Work Orders, such approval or notice must be obtained or provided. The Parties may agree on the lists of Suppliers that meet the requirements under the preceding clauses (a) and (b) in applicable Work Orders from time to time. Upon Amazon’s request, Rivian will provide Amazon with copies of the Supply Agreements with such Suppliers; provided, however, Rivian will be permitted to redact any portion of such agreement that is not applicable to Amazon or includes confidential information of another Rivian customer. For the avoidance of doubt, Amazon will be entitled to review all the parts of the Supply Agreement related to the Products.

(C) Third Party Manufacturer. If Amazon or an Affiliate of Amazon engages a third party (including an Auto OEM) to manufacture or have manufactured a delivery vehicle that incorporates the Skateboard or otherwise uses Rivian’s Background IP then, in addition to the terms set forth in the Work Order, Amazon must ensure that such third parties enter into written agreements with Amazon that contain terms consistent with this Agreement regarding confidentiality, use restrictions, tooling, intellectual property, and Rivian’s Background IP. If so requested by Rivian, Amazon agrees that Rivian may enter into an agreement with such third party, in a form satisfactory to Rivian, that contain terms regarding intellectual property, confidentiality, and compliance with applicable Laws on terms consistent with this Agreement. For the avoidance of doubt, Rivian’s entry into the foregoing agreement is not a condition for Amazon to exercise any right or remedy under this Agreement. Any act or omission of a third party with respect to those obligations to be performed by such third party that would be a breach of this Agreement if it were an act or omission of Amazon will constitute a breach of this Agreement by Amazon.

7.3 Personnel. Rivian will retain full control over the manner in which it performs Services. Each Party will retain (a) exclusive control over its and its Affiliates’ Personnel; (b) exclusive control over its labor and employee relations and its policies relating to wages, hours, working conditions and other employment conditions; and (c) exclusive right to hire, transfer, suspend, lay off, recall, promote, discipline, discharge, and adjust grievances with its Personnel. Each Party is solely responsible for all salaries and other compensation of its Personnel who provide services with respect to the matters contemplated by this Agreement, and for making all deductions and withholdings from such Personnel’s salaries and other compensation and paying all contributions, taxes, and assessments. Neither Party nor such Party’s Personnel are entitled to or eligible to participate in any workers’ compensation, retirement, insurance, stock options, or any other benefits afforded to Personnel of the other Party. Each Party will be solely responsible for all theft, damage, and/or misconduct related to such Party’s Personnel. Nothing in this Section 7.3 will limit Amazon’s right to approve Subcontractors pursuant to the other provisions of this Agreement.

7.4 Key Personnel. Rivian will identify certain Personnel (“Key Personnel”) for any Development Services contemplated under the corresponding Work Order. Except (i) replacement or reassignment pursuant to Amazon’s prior written consent (which will not be unreasonably withheld, conditioned, or delayed); (ii) the Key Personnel’s voluntary resignation from Rivian; (iii) dismissal (with or without cause) of the Key Personnel by Rivian; (iv) any vacation or leave of the Key Personnel (including any leave Rivian is required by applicable Laws to provide the Key Personnel or the Key Personnel has under Rivian’s applicable employment policies); or (v) the inability of the Key Personnel to work due to sickness or disability, Rivian will not remove or temporarily reassign any Key Personnel: (a) without providing at least ten (10) days’ prior written notice to Amazon; and (b) until such time as the Parties have agreed to a replacement Personnel. If Rivian replaces or reassigns any Key Personnel as permitted hereunder, the proposed replacement personnel will possess comparable experience and training as the individual whom Rivian proposes to replace. Rivian will use reasonable efforts to avoid a vacancy or gap in the position of Key Personnel. Upon Amazon’s request, Rivian will remove any specified individual within the Key Personnel and replace such individual with another available employee who can fill such role until such time there is a replacement that is reasonably acceptable to Amazon.

8.	TERM; TERMINATION; AND SUSPENSION.

8.1 Term of Agreement. The term of this Agreement (excluding any Work Order or Purchase Order) will commence on the Effective Date and, unless earlier terminated pursuant to the terms of this Agreement, will continue for one (1) year. Thereafter, this Agreement will automatically renew for additional one (1)-year periods, unless earlier terminated pursuant to the terms of this Agreement.

8.2 Term of Order. The term of each applicable Order will commence on the effective date of the applicable Order and will continue for the term as set out in such applicable Order, unless earlier terminated pursuant to the terms of this Agreement or the applicable Order (including, in the case of a Purchase Order, pursuant to the terms of the Work Order under which such Purchase Order was issued).

8.3 Termination for Convenience. If at any time all Work Orders and Purchase Orders have been terminated in accordance with the terms of this Agreement or the applicable Order(s), or there are otherwise no Work Orders or Purchase Orders outstanding, either Party may terminate this Agreement for convenience with not less than ninety (90) days’ prior written notice to other Party without penalty or liability.

8.4 Termination for Cause. Excluding any breach that is the subject of a Cancellation Condition (for which the exclusive right to terminate the Agreement is pursuant to the Work Order), either Party may terminate this Agreement (excluding any Order) immediately by written notice to the other Party (and specifying the effective date of such termination) (the “Final Termination Notice”) if the other Party materially breaches any term of this Agreement (excluding any Order) and does not cure such breach within sixty (60) days after receipt of written notice from the non-breaching Party of the breach stating the non-breaching Party’s intent to terminate; provided, that (a) for breaches that are not capable of being cured, the Final Termination Notice must be delivered to the breaching Party no later than ninety (90) days following the expiration of such sixty (60)-day period, and (b) for breaches that are capable of being cured, neither Party may exercise such termination right with respect to a given breach if a Party has cured such breach before receiving the Final Termination Notice.

8.5 Termination for Insolvency. Either Party may terminate this Agreement or any Order upon the other Party experiencing a Solvency Event.

8.6 Termination for Change of Control.

(A) In the event that Rivian consummates any Change of Control prior to the start of Production of the Delivery Vehicles in accordance with Work Order #1 and Amazon does not provide its written consent to such Change of Control prior to the consummation thereof, Amazon will have the right, but not the obligation, to terminate this Agreement (and all outstanding Work Orders and Purchase Orders) in whole and not in part by delivery of notice thereof to Rivian no later than [***].

(B) In the event that Rivian consummates any Non-OEM Change of Control following the start of Production of the Delivery Vehicles in accordance with Work Order #1 and Amazon does not provide its written consent to such Change of Control prior to the consummation thereof, Amazon will have the right, but not the obligation, to terminate this Agreement (and all outstanding Work Orders and Purchase Orders) in whole and not in part by delivery of notice thereof to Rivian no later than [***].

(C) For the avoidance of doubt, in no event will consent in the form of the affirmative vote or consent of Amazon and/or any of its Affiliates or employees in their capacities as shareholders or directors of Rivian or any of its Affiliates be deemed to be Amazon’s prior written consent for purposes of Sections 8.6(A), 8.6(B) or 8.6(C).

(D) Any Work Order(s) entered into by the Parties after Work Order #1 may set out additional provisions relating to Change of Control transactions.

8.7 Termination for Force Majeure. If Rivian is unable to perform any material portion of its obligations hereunder or under an Order as a result of a Force Majeure for a period of one-hundred and twenty (120) consecutive days, Amazon (if not then in default of any of its obligations under this Agreement) may, at its option and without liability other than as expressly set forth in a Work Order, terminate an Order or Orders and/or this Agreement upon providing notice of termination to Rivian.

8.8 Effect of Termination. Upon receipt or delivery (as applicable) of a termination or cancellation notice under this Section 8, (i) Rivian will take the following actions: (a) unless otherwise specified by Amazon, immediately stop delivery of Products and Services to the extent relating to the terminated portion of this Agreement or the applicable Order; (b) promptly deliver to Amazon all materials necessary for Amazon to exercise its rights under this Agreement, in such forms and formats as are generally used in the industry for such materials; and (c) deliver to Amazon any and all of Amazon’s property (whether Technology, equipment, tooling or other property of Amazon) that is in Rivian’s possession or control pertaining to the terminated or cancelled portion of this Agreement and portions of this Agreement that do not survive; and (ii) Amazon will take the following actions: deliver to Rivian any and all of Rivian’s property that Amazon does not have a right or license (whether Technology, equipment, tooling, or other property of Rivian) pertaining to the terminated or cancelled portion of this Agreement and portions of this Agreement that do not survive. Notwithstanding any termination or expiration of this Agreement or an Order, this Agreement will continue to govern the rights and obligations of the Parties under any Orders that are outstanding on the date of such termination or expiration until performance of the Parties’ respective obligations under such Orders is completed, or such Orders are terminated by a Party in accordance with the terms of this Agreement. For the avoidance of doubt, a Purchase Order will survive the termination or expiration of a Work Order and a Work Order will survive the termination or expiration of the Agreement, unless such Purchase Order or Work Order is otherwise terminated at the time of such termination.

8.9 Survival. Sections 1.2 (No Dealership Agreement), 1.6 (Authorized Purchasers), 1.7 (Extension to Affiliates), 1.8 (Skateboard; Component Parts Only), 4.7(B) (Tooling Ownership), 5.4(B) (Force Majeure), 6.2 (Investigation of Field Issues), 6.3 (Field Actions), 6.4 (Reimbursement of Field Actions), 6.5 (Governmental Investigations), 6.6 (Continuing Information Support), 6.8 (Hazards), 6.9 (Safety Risks), 7.1 (Relationship), 8.8 (Effect of Termination), 8.9 (Survival), 9 (Proprietary Information; Intellectual Property; Confidentiality), 10.3 (Invoicing; Payment Terms), 10.4 (Taxes), 10.5 (Environmental Fees and Other Government Charges), 10.6 (Electric Vehicle-Based Incentives and Credits), 10.9 (Reports and Audits), 11 (Representations, Warranties, and Covenants), 12 (Compliance with Laws; Code of Conduct and Other Policies) (with respect to Products and Service supplied or performed prior to termination of this Agreement or the applicable Work Order, or Products and Services supplied or performed after termination of this Agreement or the applicable Work Order), 13 (Insurance) (with respect to products liability), 14 (Defense and Indemnification), 15 (Limitation of Liability; Damages Cap), 16 (additional Provisions), 17 (Definitions), and Exhibit A-1of this Agreement will survive any termination or expiration of this Agreement. In addition, Sections 5.3 (Lead Time), 5.4(A) (Deliveries) will survive any termination or expiration of this Agreement solely with respect to Products supplied after termination.

9.	PROPRIETARY INFORMATION; INTELLECTUAL PROPERTY; CONFIDENTIALITY.

9.1 Background IP; License. Each Party retains all of its ownership rights in and to its Background IP and related Intellectual Property Rights, subject to the licenses granted to each Party in this Agreement, including Work Orders.

9.2 Foreground IP. Without limiting Section 9.1 above, each Party’s rights and obligations with respect to any Foreground IP created under any applicable Work Orders or separate services agreement will be further set forth in a Work Order or separate services agreement, as applicable.

9.3 Documentation. Rivian will produce and deliver to Amazon, as expressly set forth in applicable Work Orders, the Documentation relating to the Products and Services.

9.4 Use of Third Party Materials. If any Third Party Materials are included in Products or Development Deliverables (or Products or Development Deliverables are dependent on any Third Party Materials), Rivian will, unless expressly provided otherwise in the applicable Work Order, be responsible for the procurement of the Third Party Materials and related rights and licenses (including rights and licenses required for the performance of the Services and the exercise of Amazon’s rights under the Agreement), and payment of all associated royalties and other fees; provided, however, Rivian will not be responsible for any such Third Party Materials (or any associated licenses, royalties, fees, or other related items) to the extent the Third Party Materials are Amazon LMT.

9.5 Further Assurances. Each Party will cooperate with the other Party and its designees, both during and after the term of the Agreement, to vest, perfect, preserve, and enforce (as applicable) the Party’s rights and interest in and to any Technology or Intellectual Property Rights that are assigned to the other Party under any applicable Work Order, including executing written instruments and doing such other acts as may be necessary or useful to obtain a patent, register a copyright or otherwise enforce such Party’s rights and interests in such Technology or intellectual property, at such owner’s cost and expense.

9.6 Release of Liens. To the fullest extent permitted by Law, immediately upon Rivian’s receipt of payment for the Services, Rivian hereby waives and releases, and will cause its Subcontractors to waive and release, any Lien it may otherwise be deemed to have in connection with or as a result of the Services. If required in connection with the Services or Component Parts provided by the Subcontractors or Suppliers and following Amazon’s payment to Rivian for the applicable Service or Component Part, Rivian will obtain Lien waivers and releases from Suppliers and Subcontractors on behalf of whom Rivian sought such payment and provide, including at Amazon’s request, the Supply Agreement or subcontractor agreement providing for the Lien waiver and release or, if not set forth in such document, any other data or documentation establishing the same. If Rivian does not obtain a Lien waiver and release pursuant to the above, Amazon is authorized to withhold from any invoice, without interest, monies due to Rivian equal to the amount of monies previously disbursed to Rivian with respect to those Subcontractors who did not provide Lien waivers and releases and were required to provide such Lien waivers and releases.

9.7 NDA and Confidentiality Obligations. The Parties will comply with the terms of the NDA.

9.8 Marks. Except as otherwise expressly contemplated hereunder (including Section 9.9), neither Party, nor anyone acting on such Party’s behalf (including any Subcontractor or Affiliate), will use any trade name, trademark, service mark, logo, commercial symbol, or any other Intellectual Property Rights of the other Party or any of its Affiliates in any manner (including any use in any client list, press release, advertisement, or any other marketing or promotional material) without prior written authorization of such Party.

9.9 Branding and Labeling. Subject to applicable Laws, Rivian will label and mark all Products using Amazon trademarks and any other trademarks and trade names Amazon determines appropriate for the Products (which may vary by country or within a country) (collectively, “Product Marks”). Amazon will own all rights in the Product Marks and may register and maintain the Product Marks in the countries and regions it determines reasonably necessary. Rivian will further mark all Products with labels in compliance with applicable Laws for the Authorized Territory and, as reasonably requested by Amazon, patent numbers, Product SKUs (or part number, serial number, and/or lot number), Product manufacturing date and code, or country of origin identifications.

9.10 Publicity. The Parties intend to make one or more public announcements at or following the Effective Date. Neither Party will issue any press releases, publicity, or make any other disclosures regarding this Agreement or its terms or the nature or existence of any relationship between the Parties without the other Party’s prior written consent. The content of any press releases, publicity, or other disclosures will be subject to the written approval of both of the Parties in advance of such issuance.

9.11 Data and Data Protection. As between the Parties, all data will be handled in accordance with the applicable Work Order. Except as set forth in a Work Order, in no event will Rivian collect, use, or otherwise Process any Amazon Information (as defined in the InfoSec Policy) other than to perform its obligations under the Agreement in accordance with the InfoSec Policy and, as and when applicable, the data transfer agreement mutually agreed upon by the Parties and in compliance with applicable Laws. Without limiting its other obligations under this Agreement, the Parties agree that the Specifications for Products and Services are intended to enable compliance with all applicable Laws related to privacy, data protection, and data security by each of the Parties, and each Party will provide reasonable cooperation and assistance to other Party in fulfilling compliance obligations under such applicable Laws.

10.	PRICE; PAYMENT; CREDITS; COST REDUCTIONS.

10.1 Price. The price for all Products (“Price”) will be in accordance with the applicable Work Order(s) and [***]. Unless otherwise set forth in a Work Order, the Prices for Development Services and Supply Services are included in the Price of the Products. Rivian will use reasonable efforts to minimize the costs of the Products, Development Services, and Supply Services. The applicable Work Order(s) may set out mechanisms for sharing of the benefits of certain cost reductions between the Parties, as specified in such Work Order(s). Rivian acknowledges that Amazon is relying on Rivian to achieve, and Rivian will use all reasonable efforts to achieve, reductions in the costs of Products and Services as compared to those underlying the pricing described in all applicable Work Orders.

10.2 Quantity; Non-Binding Estimates. This Agreement does not obligate (a) Amazon to purchase Products or Services from Rivian, or (b) Rivian to sell any Product or Services to Amazon, in each case, until the Parties have entered into an Order (or a separate services agreement) and then only to the extent specified in the Order (or a separate services agreement) and subject to the terms of this Agreement. Except as set forth in an Order, Amazon makes no representation or promise as to the amount of business Rivian can expect at any time under this Agreement.

10.3 Invoicing; Payment Terms. Rivian will issue invoices for Products and Services to Amazon in a form and format reasonably requested by Amazon. Amazon (or its designee) will remit all undisputed amounts on any invoice within the number of days set forth in the Work Order following its receipt of such invoice. If Amazon disputes an invoice, (i) Amazon will deliver the undisputed portion to Rivian in accordance with this Section 10.3 and in any event on or prior to the applicable due date; (ii) Amazon will deliver a written notice to Rivian setting forth with specificity the reason for the dispute no later than [***]; and (iii) if Rivian disagrees with Amazon’s reason for the dispute, the disputed portion will be subject to Section 16.8 of this Agreement. Each invoice will contain reasonable detail describing the basis for the invoiced amounts, including, as applicable, a reference to the applicable Order, and the number of the Products delivered or a description of the Services performed. Rivian will furnish such receipts, documents, and other supporting materials as Amazon may reasonably request to verify the contents and accuracy of any invoice. Payments may be made by electronic payment. Payment of an invoice, or acceptance of payment of an invoice, without asserting a dispute is not a waiver of any claim or right.

10.4 Taxes. Rivian may charge and Amazon will pay applicable federal, state or local sales or use taxes or value added taxes that Rivian is legally obligated to pay (“Taxes”), provided that such Taxes are: (a) stated on an invoice that Rivian provides to Amazon; and (b) Rivian’s invoices state such Taxes separately and meet the appropriate tax requirements for a valid tax invoice. Amazon may provide Rivian an exemption certificate acceptable to the relevant taxing authority, in which case, Rivian will not collect the Taxes covered by such certificate. Except as otherwise expressly set forth in this Section 10.4 or in a Work Order, each Party will be responsible for all other taxes or fees (including interest and penalties) imposed on such Party under applicable Laws and arising under this Agreement. Amazon will maintain the right to deduct or withhold any taxes that Amazon determines it is obligated to withhold from any amounts payable to Rivian under this Agreement, and Amazon will provide Rivian written notice of such amounts along with an explanation in detail of the basis for such deduction or withholding. If the Parties disagree on the amount of taxes to be withheld, such dispute will be subject to Section 16.8 of this Agreement. Throughout the term of this Agreement, and upon Amazon’s request, Rivian will provide Amazon with any forms, documents, or certifications as may be required for Amazon to satisfy any information reporting or withholding Tax obligations with respect to any payments under this Agreement.

10.5 Environmental Fees and Other Government Charges. Amazon will pay to Rivian any applicable federal, state or local environmental fees or other similar required governmental charges, provided that the fees are: (a) separately stated on the same invoice as the underlying charge for the applicable Product (and Rivian may issue, within [***], a supplemental invoice for the applicable federal, state or local environmental fees or other similar required governmental charges (if omitted from the original invoice), which supplemental invoice will reference the previously invoiced Products); and (b) required under applicable Laws to be collected from Amazon with respect to Products purchased under this Agreement for which such fees are applicable.

10.6 Electric Vehicle-Based Incentives and Credits. The allocation of electric vehicle credits will be as set forth in all applicable Work Orders.

10.7 Setoff. Unless otherwise specified in the Work Order or agreed upon by the Parties, the Parties agree that the following process will govern any setoffs, recoupments or debits (a “Setoff”) taken by a Party under this Agreement or any Order:

(A) all amounts to be Setoff under this Section 10.7 must be rightfully due and owing and not the subject of a dispute between Rivian and Amazon;

(B) the asserting Party will provide a minimum of thirty (30) days’ notice that it intends to exercise its Setoff rights, which notice will be delivered in accordance with this Agreement’s notice provisions; and

(C) the Party against whom the Setoff is asserted will have ten (10) business days from receipt of the notice in subsection (B) to cure by paying the amount claimed in the notice.

10.8 Financial Obligations. Except as otherwise provided in this Agreement or a Work Order, each Party will be responsible for its own costs and expenses related to the performance and completion of its responsibilities and obligations under this Agreement or any other Contract Document and the preparation, execution, and delivery of this Agreement or any other Contract Document.

10.9 Reports and Audits. For [***] after the creation of the Record or the termination date of the Agreement, whichever is longer (or such longer period of time as may be required by applicable Laws), Rivian will, and will require its respective Affiliates and Subcontractors to, keep true and accurate books and records relating to (a) its sale of Products, (b) its Manufacture of Products, including the cost of Manufacturing the Products, (c) its Development of the Products, including the cost of Developing the Products, and (d) Rivian’s performance under this Agreement (collectively, “Records”). All Records will be kept in accordance with generally accepted auditing standards. At Amazon’s request, Rivian will provide Amazon with access to, and permit Amazon to examine, the Records, which may be accomplished, at Amazon’s option, through electronic means, the delivery of copies of the requested Records to Amazon’s designated address or onsite at Rivian’s facilities. Amazon may make and retain copies of all Records examined regardless of which method of access to Records Amazon selects and may document (including through photography and videography) the results of any inspection. If any examination of the Records reveals that Rivian, or any of its Personnel has failed to comply with any obligation under this Agreement or any Amazon Policy, Rivian will cure the noncompliance as soon as reasonably possible. Rivian will also provide to Amazon any other information reasonably requested by Amazon to permit Amazon and its Affiliates to comply with Securities and Exchange Commission reporting requirements.

11.	REPRESENTATIONS, WARRANTIES, AND COVENANTS.

11.1 General Representations, Warranties, and Covenants.

(A) Each Party represents, warrants, and covenants that it has all rights necessary for (and is not subject to any restriction, penalty, agreement, commitment, or Laws that are violated by) its execution and delivery of this Agreement and performance of its obligations under this Agreement.

(B) Rivian represents, warrants, and covenants that all Products will: (i) upon delivery, be new and unused; (ii) be transferred with good and marketable title, free of any and all Liens; and (iii) be designed, Developed, and Manufactured in a professional, workmanlike manner, and be in compliance with applicable Laws.

(C) Rivian represents, warrants, and covenants that each Product (excluding any Amazon LMT) will: (i) be merchantable and free of defects in materials and workmanship; and (ii) comply with the Requirements and other requirements agreed to by Rivian and Amazon.

(D) Additional representations, warranties, and covenants may be set out in applicable Work Orders or otherwise agreed in writing by the Parties.

11.2 Exclusion of Other Warranties. TO EXTENT PERMITTED BY LAW, THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (INCLUDING IN ANY WORK ORDERS) ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY RIVIAN WITH RESPECT TO THE PRODUCTS, DEVELOPMENT DELIVERABLES, AND SERVICES AND ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE; ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

12.	COMPLIANCE WITH LAWS; CODE OF CONDUCT AND OTHER POLICIES.

12.1 Compliance with Laws. Each Party’s performance under this Agreement will comply with all applicable Laws, including Laws relating to the design, Development, Manufacture, supply, delivery, sale and use of Products in the Authorized Territories. Rivian will comply with all applicable Laws relating to the certification and/or homologation of Products. In addition, each Party will (a) obtain and maintain all Authorizations relating to its performance under this Agreement, (b) file all reports relating to its performance under this Agreement required by Law (including tax returns), (c) pay all filing fees and taxes applicable to such Party’s business as the same become due, and (d) pay all amounts required under any workers’ compensation acts, disability benefit acts, unemployment insurance acts, and any other employee benefit acts when due. In addition to the foregoing, the Parties will, in connection with their performance hereunder for the Services or otherwise with respect to the Products or Development Deliverables: (i) avoid deceptive, abusive, misleading, and/or unethical practices with respect to the Products (including the Top Hat and Skateboard) that are or might be detrimental to Amazon, Rivian, their Affiliates, any of their products or services, or the public; (ii) make no false or misleading representations with regard to Amazon, Rivian, their respective Affiliates, the Delivery Vehicles, the other Products, or the transaction contemplated hereunder; (iii) not publish or employ, or cooperate in the publication or employment of, any misleading, deceptive or confusing advertising and/or marketing material with regard to Amazon, Rivian, their Affiliates, the Delivery Vehicles, the other Products or the transactions contemplated hereunder; and (iv) make no representations, warranties, or guarantees with respect to the specifications, features, or capabilities of the Delivery Vehicles or the Products that are inconsistent with the literature distributed and specifically authorized for use by Rivian (including the Rivian Warranty).

12.2 Anti-Bribery. Rivian acknowledges that Amazon’s Code of Business Conduct and Ethics posted at http://phx.corporate-ir.net/phoenix.zhtml?c=97664&p=irol-govConduct (as updated from time to time, the “Code of Conduct”) prohibits the paying of bribes to anyone for any reason, whether in dealings with governments or the private sector. Rivian will not cause any employee of Amazon or any of its Affiliates to violate the Code of Conduct’s prohibition on bribery or any applicable anti-corruption Laws in performing under this Agreement.

12.3 Supplier Code of Conduct. In the performance of the Services, Rivian will abide by the provisions of Amazon’s Supplier Code of Standards and Responsibilities (as updated from time to time, the “Supplier Code”), posted at:

http://www.amazon.com/gp/help/customer/display.html?ie=UTF8&nodeId=200885140, that are applicable to Rivian in performing under this Agreement.

12.4 InfoSec Policy. Rivian will comply with Amazon’s information security policy attached hereto as Exhibit A-1 (“InfoSec Policy”) as quickly as reasonably practicable but in no event later than the [***] of the Effective Date. Rivian agrees to negotiate in good faith with Amazon on any updates to the InfoSec Policy as may be implemented by Amazon from time to time.

13.	INSURANCE.

13.1 General. Rivian will obtain and maintain the following:

(A) “Commercial General Liability” insurance, including products/completed operations, broad form property damage, and blanket contractual, advertising, and personal injury liability, with limits of not less than $10,000,000 per occurrence;

(B) “Workers’ Compensation” insurance, including coverage for all costs, benefits, and liabilities under workers’ compensation and similar Laws that may accrue in favor of any person employed by Rivian, in all states where Rivian has employees, and “Employer’s Liability” insurance with limits of liability of not less than $1,000,000; and

(C) “Product Liability” insurance covering the Products for bodily injury (including resulting death), personal injury, and property damage with limits of not less than $[***] beginning on the Start of Production Date. Such Product Liability insurance will be continuously maintained for at least for seven (7) years following the delivery of the last Delivery Vehicle or Skateboard from Rivian to Amazon under the Agreement. Such coverage may be combined with the Commercial General Liability policy or under a separate Product Liability policy. Amazon may elect to increase the foregoing minimum policy limit so long as (i) the Parties agree to an appropriate adjustment to “Products Liability Insurance” component of Pricing, and (ii) such increase is available.

13.2 Policies. The following provisions apply to the required insurance coverages set forth above:

(A) Rivian will purchase the insurance required above from companies having a rating of A-/VII or better in the current Best’s Insurance Reports published by A. M. Best Company, Inc. Rivian will cause each insurance policy to provide that it will remain in effect and that the coverage limits will not be reduced below the minimum amounts required by this Agreement or cancelled without at least thirty (30) days’ prior written notice from the insurance carrier to Amazon.

(B) Rivian may satisfy the minimum limits requirements of Section 13.1 by any combination of primary liability and umbrella excess liability coverage that results in the same protection to Rivian and the Amazon Additional Insureds (defined below).

(C) The Commercial General Liability and Workers’ Compensation policies required above must be on an occurrence basis with a retroactive date no later than the Start of Production Date. Rivian may satisfy product liability coverage with a product liability policy on a claims-made basis.

(D) Rivian will cause Amazon and its Affiliates, and their respective officers, directors, employees, successors, assigns, and agents of Amazon and its Affiliates to be named as additional insureds (“Amazon Additional Insureds”) on the Commercial General Liability and Product Liability policies, with the standard separation of insureds provision or an endorsement for cross-liability coverage.

(E) Rivian will cause each of its policies of insurance to waive any right of subrogation on the part of the insurer against Amazon Additional Insureds, to the maximum extent permitted by Law. The insurance maintained by Rivian pursuant to this Agreement will be primary to, and without any right of contribution from, any other insurance that may be available to Amazon.

13.3 Submission of Certificate of Insurance. Upon request, Rivian will submit certificates of insurance for the coverages required above and any Addenda to Amazon by the Effective Date and at each insurance policy renewal thereafter. Certificates will be mailed to Amazon at Corporate Risk Management, [***], Seattle, WA 98108-1226 or sent by e-mail to [***] and, if applicable, to Amazon’s designee, at such address as Amazon may so designate.

13.4 Other Obligations. The existence of Rivian’s insurance policies, or Amazon’s approval thereof, does not relieve or limit any of Rivian’s other obligations under this Agreement.

14.	DEFENSE AND INDEMNIFICATION.

14.1 Indemnification by Rivian. Rivian agrees to defend, indemnify, and hold harmless Amazon, its Affiliates, and each of their respective officers, directors, agents, representatives, and employees, and all of their respective permitted successors and permitted assigns (collectively, “Amazon Indemnitees”) from and against any and all Claims which are incurred by or asserted against any Amazon Indemnitee by any third party (including Rivian’s Personnel), to the extent such Claims arise out of or relate to:

(A) Rivian’s breach of a provision of this Agreement or any Order;

(B) any Product Liability Claims or Hazards with respect to the Products except to the extent caused by a defect in the technology provided by Amazon that the Parties have agreed will be incorporated into the Product;

(C) any use by Rivian or its Affiliates of any of Amazon’s Intellectual Property Rights furnished by Amazon or its Affiliates other than as set forth in this Agreement;

(D) any act or omission by any of Rivian’s employees, agents, Subcontractors, or Suppliers, while at or about Amazon’s facilities, including failure to comply with Amazon’s safety and other policies and procedures applicable to Amazon’s employees and visitors to Amazon’s facilities, including negligence or improper conduct of any nature or type, including physical, mental or sexual abuse or harassment, invasion of privacy, and violation of civil rights or discrimination;

(E) any injury to Rivian’s employees, agents, or Suppliers or to any of their property, while at Amazon’s facility, unless such injury is the proximate, direct, and sole result of Amazon’s or its employees’ negligent acts or omissions;

(F) any Product infringes, misappropriates or violates the Intellectual Property Rights of any third party excluding those Claims covered by Section 14.2(F);

(G) nonpayment of sums allegedly due and owing to any and all Personnel of Rivian; or

(H) the gross negligence or willful misconduct of Rivian, its Affiliates or any of their respective Subcontractors or Personnel.

14.2 Indemnification by Amazon. Amazon agrees to defend, indemnify, and hold harmless Rivian, its Affiliates, and each of their respective officers, directors, agents, representatives, and employees, and all of their respective permitted successors and permitted assigns (collectively, “Rivian Indemnitees”) from and against any and all Claims which are incurred by or asserted against any Rivian Indemnitee by any third party (including Amazon Personnel) to the extent such Claims arise out of or relate to:

(A) Amazon’s breach of a provision of this Agreement or any Order;

(B) (i) any top hat manufactured by or on behalf of Amazon and not manufactured by Rivian; (ii) a defect in the technology provided by Amazon that the Parties have agreed will be incorporated into the Product; (iii) any post-delivery modifications to the Product not performed by or at the direction of Rivian or its Subcontractors (including Service Retailers); or (iv) any misuse of the Products by Amazon, its Affiliates, or Authorized Purchasers;

(C) any use by Amazon or its Affiliates of any of Rivian’s Intellectual Property Rights furnished by Rivian or its Affiliates other than as set forth in this Agreement;

(D) any act or omission by any of Amazon’s employees, agents or Authorized Purchasers, while at or about Rivian’s facilities, including failure to comply with Rivian’s safety and other policies and procedures applicable to Rivian’s employees and visitors to Rivian’s facilities, including negligence or improper conduct of any nature or type, including physical, mental or sexual abuse or harassment, invasion of privacy, and violation of civil rights or discrimination;

(E) any injury to Amazon’s employees, agents, or Authorized Purchasers or to any of their property, while at Rivian’s facility, unless such injury is the proximate, direct, and sole result of Rivian’s or its employees’ negligent acts or omissions;

(F) any Amazon LMT, Amazon Background IP, or Product Mark, in each case, provided by Amazon that the Parties have agreed will be incorporated into the Product that infringes, misappropriates or violates the Intellectual Property Rights of any third party;

(G) nonpayment of sums allegedly due and owing to any and all Personnel of Amazon; or

(H) the gross negligence or willful misconduct of Amazon, its Affiliates or any of their respective Subcontractors or Personnel.

14.3 Process. The indemnifying Party will give the indemnified Party prompt notice of each Claim for which it wants indemnity, provided that failure to provide such notice will not release the indemnifying Party from any obligations hereunder except to the extent that the indemnifying Party is materially prejudiced by such failure. The indemnified Party will also give that the indemnifying Party its reasonable cooperation in the defense of each Claim. Each Party will use counsel reasonably satisfactory to the other Party to defend each Claim. An Amazon Indemnitee or Rivian Indemnitee, as applicable, may participate in the defense at its own expense. The indemnified Party will not settle any Claim without the indemnifying Party’s prior written consent, which may not be unreasonably withheld. Each Party will see that any settlement it makes of any Claim is made confidential, except where not permitted by Law. A Party’s duty to defend is independent of its duty to indemnify.

14.4 Waiver of Certain Immunities, Defenses, and Protections Relating to Employee Injuries. In connection with any action to enforce obligations under this Section 13.1 with respect to any Claim arising out of any personal injury (including death) to an employee of a Party, each Party waives any immunity, defense, or protection under any workers’ compensation, industrial insurance, or similar Laws (including the Washington Industrial Insurance Act, Title 51 of the Revised Code of Washington). This Section 14.4 will not be interpreted or construed as a waiver of either Party’s right to assert any such immunity, defense, or protection directly against any of its own employees or such employee’s estate or other representatives.

15.	LIMITATION OF LIABILITY; DAMAGES CAP.

15.1 Exclusion of Certain Liabilities. EXCEPT WITH RESPECT TO CLAIMS ARISING FROM (A) A PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF SECTIONS 4.1(B) (FIRST SENTENCE), 4.1(C), 4.1(D) OR 5 OF WORK ORDER #1 (PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY) OR 9.7 (NDA AND CONFIDENTIALITY OBLIGATIONS), 9.8 (MARKS), OR 9.9 (BRANDING AND LABELING), (B) SECTION 14 (INDEMNIFICATION), OR (C) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES FOR ANY LOST PROFITS OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, EVEN IF A PARTY HAS NOTICE THAT THOSE KINDS OF LIABILITY OR DAMAGES MAY OCCUR OR WERE FORESEEABLE AND REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, STATUTORY, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

15.2 EXCEPT AS SET FORTH IN SECTION 15.3, EACH PARTY’S LIABILITY TO THE OTHER PARTY FOR A CLAIM OF ANY KIND ARISING AS A RESULT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITH RESPECT TO ANY GOODS OR SERVICES PROVIDED HEREUNDER (INCLUDING ALL DELIVERY VEHICLES, COMPONENT PARTS, SPARE PARTS, PRODUCTS, OR OTHERWISE), WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL IN NO EVENT EXCEED, IN THE AGGREGATE [***].

15.3 THE LIMITATIONS SET FORTH IN SECTION 15.2 SHALL NOT APPLY TO CLAIMS ARISING FROM:

(A) A PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF SECTIONS 4.1(B) (FIRST SENTENCE), 4.1(C), 4.1(D), OR 5 OF WORK ORDER #1 (PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY) OR 9.7 (NDA AND CONFIDENTIALITY OBLIGATIONS), 9.8 (MARKS), OR 9.9 (BRANDING AND LABELING),

(B) WITH RESPECT TO RIVIAN, THE RIVIAN WARRANTY, RECALLS OR DIRECT PRODUCT LIABILITY CLAIM,

(C) WITH RESPECT TO AMAZON, DIRECT PRODUCT LIABILITY CLAIM,

(D) SECTIONS 14.1(B) OR 14.1(F),

(E) SECTIONS 14.2(B) OR 14.2(F),

(F) A PARTY’S OBLIGATION TO MAKE PAYMENT UNDER THIS AGREEMENT, OR

(G) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD.

16.	ADDITIONAL PROVISIONS.

16.1 Import and Export.

(A) Rivian will not Manufacture the Products outside the United States without Amazon’s prior written approval. Rivian or its designated agent: (i) will be the importer and exporter of record on all cross-border transfers, returns, and others shipments of Products and Services between Rivian and Amazon, (ii) will not list Amazon on any import, export, or other customs documentation, and (iii) will be directly responsible for ensuring that such cross-border transfers, Product returns, and other shipments comply with all export, import, and other applicable Laws (including export licensing, shippers export declaration, and export invoice). As the importer and exporter of record, Rivian or its designated agent will be responsible for payment of any taxes, duties or fees and such taxes, duties, and fees will be passed through to Amazon; provided, however, Rivian will be responsible for all required recordkeeping, registration, reporting, and licensing. Without limiting the foregoing, any export or import document must, among other matters, separately itemize and state the separate value for each item of hardware, software, set-up, and any non-dutiable service.

(B) Each Party represents and warrants that it is not subject to sanctions or otherwise designated on any list of prohibited or restricted parties or owned or controlled by such a party, including the lists maintained by the United Nations Security Council, the US Government (e.g., the U.S. Department of Treasury’s Specially Designated Nationals list and Foreign Sanctions Evaders list and the U.S. Department of Commerce’s Entity List), the European Union or its member states, or other applicable government authority (each, a “Sanctioned Party”). For Rivian to sell Products or Services to an Authorized Purchaser, such Authorized Purchaser must represent and warrant to Rivian it is not a Sanctioned Party. Neither Party, in connection with its activities under this Agreement, will directly or indirectly export, re-export, import, transmit, or cause to be exported, re-exported, imported or transmitted, any commodities, software or technology to or from any country, individual, corporation, organization, or entity to which such export, re-export, import or transmission is restricted or prohibited, including any country, individual, corporation, organization, or entity under sanctions or embargoes administered by the United Nations, U.S. Departments of State, Treasury or Commerce, the European Union, or any other applicable government authority. Rivian, in connection with its activities under this Agreement, will not use any commodities, products, software, or technology (“Items”) or knowingly export, re-export, or transmit any Items to any party who may use Items in relation to nuclear, biological or chemical weapons or missile systems capable of delivering same or the development of any weapons of mass destruction. Amazon, in connection with its activities under this Agreement, will not use any Items provided by Rivian (including the Products) or knowingly export, re-export, or transmit any Items to any party who may use Items in relation to nuclear, biological or chemical weapons or missile systems capable of delivering same or the development of any weapons of mass destruction. Each Party, in connection with its activities under this Agreement, is responsible for obtaining any license required to export, re- export, import, or transmit Items under applicable export/import controls Laws. Rivian agrees to comply with the recordkeeping requirements in accordance with US export and import laws, global trade agreement/treaties, and other applicable Laws with respect to the Products under this Agreement, and will provide Amazon with electronic copies of such records, upon request.

(C) Each Party represents and warrants that Items it provides (itself or through an Affiliate, Subcontractor, or dealer), in connection with its activities under this Agreement, to the other Party are not controlled under the US Export Administration Regulations (“EAR”), EU Dual-Use Regulations, US International Traffic in Arms Regulations (“ITAR”), or any other applicable government export Laws and regulations, unless a Party discloses to the other Party in advance of shipment or transfer in writing and provides such Party complete, accurate, and up-to-date information necessary or that a Party may otherwise reasonably request to lawfully export Items, including the US or other government authority export control classification number(s), any applicable Commodity Classification (CCATS) or classification ruling, any applicable commodity jurisdiction rulings, a copy of the export license (where an export license is required), country of origin, and, where applicable, the General License type or license exception eligibility.

16.2 Notices. Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), facsimile with electronic confirmation, or personal delivery to the applicable Party at the address above the Party’s signature line. If no address is listed for a Party, notice will be effective if given to the last known address. Notice is effective: (a) when delivered personally, (b) three (3) business days after sending by certified mail, (c) on the business day after sending by a nationally recognized courier service, or (d) on the business day after sending by facsimile with electronic confirmation to the sender.

16.3 Cumulative Rights. The rights and remedies of the Parties under this Agreement are cumulative, and a Party may enforce any of its rights or remedies under this Agreement or other rights and remedies available to it at law or in equity.

16.4 Assignment.

(A) Neither Party will assign any part or all of this Agreement without the other Party’s prior written consent except that Amazon may assign all of this Agreement upon notice to Rivian and without Rivian’s prior written consent to an Affiliate of Amazon that (i) is capable of performing the payment obligations of Amazon under this Agreement and (ii) is not a Fee-Bearing Auto OEM. Any attempt to assign in violation of this Section is void in each instance. All the terms and conditions of this Agreement will be binding upon, will inure to the benefit of, and will be enforceable by the Parties and their respective successors and permitted assigns.

(B) Amazon may direct Rivian to send invoices for any Order issued under this Agreement to a “bill to” entity and address that is different from the “ship to” entity and address. Those directions will not alter the responsibility of Amazon to pay all properly payable amounts on any such invoice in accordance with the terms of the Work Order and this Agreement if the “bill to” entity does not pay those amounts as set forth in this Agreement. Alternatively, Amazon may assign any Purchase Order issued under this Agreement, including title to the Products covered by that Purchase Order, to an Authorized Purchaser by providing written notice to Rivian; provided, however, Amazon will remain responsible for payment obligations under such Purchase Order in accordance with Section 1.6.

16.5 Rights in Bankruptcy. Rivian agrees, on behalf of itself and its Affiliates, that Amazon will retain and may fully exercise all rights and licenses under the Agreement in all circumstances, including in any future bankruptcy or insolvency proceeding involving Rivian or any of its Affiliates, whether as licensees of intellectual property in a case where Rivian is a debtor under the United States Bankruptcy Code (the “U.S. Bankruptcy Code”) or similar laws of other countries, applicable non-bankruptcy Laws, or otherwise. Without limiting the foregoing, if there is a bankruptcy or insolvency proceeding under the U.S. Bankruptcy Code or similar laws of other countries where Rivian is a debtor (including in any proceeding where a trustee is appointed), Rivian acknowledges and agrees, on behalf of itself and its Affiliates, that: if a court of competent jurisdiction approves the rejection of the Agreement under Section 365 of the Bankruptcy Code or similar Laws of other countries, (a) such rejection will not result in termination of any of Amazon’s rights and licenses under the Agreement; (b) the rights and licenses granted to Amazon under the Agreement will be treated as licenses of “intellectual property” for purposes of Section 365(n) of the Bankruptcy Code or similar Laws of other countries and, accordingly, Amazon will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or similar Laws of other countries with respect to the rights and licenses granted to Amazon under the Agreement; and (c) without limiting the foregoing, in the event Amazon elects to retain its rights and licenses under the Agreement, upon written request of Amazon to Rivian or any trustee appointed in the proceeding, pursuant to Section 365(n) of the U.S. Bankruptcy Code or similar Laws of other countries, Rivian or such bankruptcy trustee (i) shall provide Amazon with any materials that are the subject of the rights and licenses granted to Amazon described in the Agreement (or any agreement supplementary to the Agreement), and any intellectual property otherwise required to be provided to Amazon under the Agreement that is held by Rivian or such trustee (including any embodiment thereof); and (ii) shall not interfere with the rights of Amazon provided in the Agreement to the materials and intellectual property that are the subject of the rights and licenses described in the Agreement, including any right to obtain such materials from any other entity. Neither Rivian nor any of its Affiliates may (and Rivian, on behalf of itself and its Affiliates, hereby irrevocably waives any right to) object to or challenge any assertion of and reliance on the matters described in this Section 16.5 by Amazon.

16.6 Waivers and Remedies. No waiver of any breach of any provision of the Agreement will constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party. The failure of a Party to enforce any provision of this Agreement will not constitute a waiver of the Party’s rights subsequently to enforce the provision.

16.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance will at any time or to any extent be determined to be invalid or unenforceable under any provision of applicable Law, to the full extent the applicable Law may be waived, it is hereby waived. To the extent such Law cannot be waived, the invalid or unenforceable provision will be replaced by a valid provision which comes closest to the intentions of the Parties to this Agreement. In case such replacement provision cannot be agreed upon, the invalidity of the provision in question will not affect the validity of any other provision or this Agreement as a whole, unless the invalid provision is of such essential importance that it can be reasonably shown that the Parties would not have entered into this Agreement without the invalid provision.

16.8 Dispute Resolution. If there is any controversy, dispute or claim arising out of or relating to this Agreement, including any Order (“Dispute”), the Parties will first attempt to resolve the Dispute through the Steering Committee. If, at any time, either Party wishes to have the Dispute escalated beyond the Steering Committee, such Party will submit the Dispute for resolution under this Section 16.8 by providing prior written notice (a “Dispute Notice”) to the other Party of the nature of the Dispute with as much detail as is practicable and any documentation reasonably necessary to evaluate such Dispute. During any Dispute, each Party agrees to continue performance relating to items not in dispute. Each of the Parties will appoint an individual at the executive level to whom Disputes will be escalated (each, a “Management Representative”). The Management Representatives will meet (in person or by telephone) to attempt to resolve the Dispute. If the Management Representatives cannot resolve the Dispute or agree upon a written plan of action to do so within thirty (30) days following the date of receipt of the Dispute Notice, or if any agreed-upon completion dates in a written plan of action are exceeded without extension, subject to Section 16.9 (Governing Law; Venue; Jurisdiction), the Parties may pursue any rights they have at law or equity. The Parties shall not be required to attempt to resolve or escalate a Dispute in accordance with this Section 16.8 for (a) Disputes relating to or affecting in any way the ownership of or the validity of any Intellectual Property Rights or fraud by either Party; (b) a Party to avoid the expiration of any applicable limitations period; or (c) a Party to preserve a superior position with respect to other creditors.

16.9 Governing Law; Venue; Jurisdiction. This Agreement is governed by the procedural and substantive Laws of the state of New York and the United States, without giving effect to any conflicts of Laws rules that would result in the application of any other Law(s). The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. Any dispute arising under, in connection with, or incident to this Agreement or about its interpretation will be resolved exclusively in the state or federal courts located in the borough of Manhattan in the City of New York. Notwithstanding any of the provisions set forth in Section 16.8 or this Section 16.9, either Party may seek interim provisional, injunctive or other equitable relief in any court having jurisdiction hereof.

16.10 Construction; Standard Forms.

(A) The section headings of this Agreement are for convenience only and have no interpretive value. Whenever the singular number is used in this Agreement and when required by the context, the same will include the plural and vice versa, and the masculine gender will include the feminine and neuter genders and vice versa. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “unreasonably withheld” will be deemed to be followed by, to the extent not set forth, “conditioned or delayed.” Each Party signing this Agreement acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there will be no presumption that ambiguities will be construed or interpreted against the drafter. The word “or” will not be exclusive. The phrase “to the extent” will mean the degree to which a subject or other matter extends, and such phrase will not simply mean “if.” Where a word is defined herein, references to the singular will include references to the plural and vice versa. All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided. All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(B) A Party may use its standard business forms or other communications to administer transactions under this Agreement, but use of such forms is for the Parties’ convenience only and does not alter the provisions of this Agreement. Any terms or conditions that are preprinted in such forms or that are included in a Purchase Order or Purchase Order acknowledgement are null, void, and of no effect.

(C) Each Party will not be bound by, and specifically objects to, any provision that is different from or in addition to the provisions of this Agreement (whether proffered by the other Party verbally or in any quotation, purchase order, invoice, shipping document, acceptance, confirmation, correspondence, or otherwise), unless such provision is specifically agreed to in a writing signed by such Party.

16.11 Entire Agreement; Precedence; Amendment.

(A) The Contract Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any previous or contemporaneous oral or written agreements, understandings, and discussions regarding such subject matters. Subject to Section 16.11(B), it is the intent of the Parties that all Contract Documents be read and interpreted as a whole, and not as separate documents, except that Section 2.2 of the Side Letter is amended by Sections 5.3(B), 8.7(B)(i) and 8.7(B)(ii), and 8.7(C)(i) of Work Order #1.

(B) In the event of a conflict or inconsistency between the terms and conditions in this Addendum A (Framework Addendum) and any Work Order, the terms of such Work Order will control to the extent of the conflict or inconsistency. In the event of a conflict or inconsistency between the terms and conditions of Sections 5.3(B), 8.7(B)(i) and 8.7(B)(ii), or 8.7(C)(i) of Work Order #1 and Section 2.2 of the Side Letter, Section 5.3(B), 8.7(B)(i), 8.7(B)(ii), or 8.7(C)(i), as applicable, of Work Order #1 will control. In the event of a conflict or inconsistency between the terms of a Work Order and the terms of a Purchase Order issued under such Work Order, the terms of the Work Order will control. Except as set forth above, in the event of a conflict or inconsistency between the terms and conditions of this Addendum A (Framework Addendum) and any Exhibit, the terms of this Addendum A (Framework Addendum) will control to the extent of the conflict or inconsistency unless the Exhibit states otherwise.

(C) This Agreement is not enforceable by any third parties and is not intended to confer any rights or benefits to anyone who is not a Party, or an Affiliate of a Party, to this Agreement.

(D) This Agreement is being entered into among competent Persons who are experienced in business and represented by counsel. This Agreement has been mutually drafted by counsel and has been reviewed by the Parties’ counsel. Therefore, any ambiguity in this Agreement will not be construed against any particular Party as the drafter.

(E) This Agreement may be amended or modified only by a written instrument signed by a duly authorized agent of each Party.

(F) Amazon has a right to purchase only Skateboards from Rivian as set out in Work Order #1. In the event Amazon elects to have Rivian only Manufacture and sell Skateboards, whether in substitution for or in addition to, Delivery Vehicles under Work Order #1, the Parties agree to negotiate in good faith applicable amendments to Work Order #1 to address the provisions of Work Order #1 that are intended to only apply to Delivery Vehicles, for the purpose of adhering as closely as possible to the terms of Work Order #1 with appropriate amendments to reflect the Manufacture and sale of Skateboards.

16.12 Counterparts. This Agreement (or any Addendum or Order) may be executed by facsimile and in counterparts, each of which (including signature pages) will be deemed an original, but all of which together will constitute one and the same instrument.

17.	DEFINITIONS.

17.1 “Acceptable Auto OEM” means [***].

17.2 “Affiliate” means, with respect to a Party, another entity that, directly or indirectly, controls, is controlled by, or is under common control with the Party. As used in this definition, “control” means, (a) with respect to Amazon, the possession of beneficial ownership of at least fifty percent (50%) of the voting power of the entity with respect to the election of directors or, in the case of an entity that is not a corporation, the election of the corresponding managing authority; and (b) with respect to Rivian, the possession of beneficial ownership of one hundred percent (100%) of the voting power of the entity with respect to the election of directors or, in the case of an entity that is not a corporation, the election of the corresponding managing authority.

17.3 “Amazon Additional Insureds” has the meaning set forth in Section 13.2(D).

17.4 “Amazon Change Notice” has the meaning set forth in Section 4.4.

17.5 “Amazon Covered Claim” has the meaning set forth in Section 6.4.

17.6 “Amazon Gateway Decision” means an Amazon decision under a Work Order for a particular Phase on which Rivian’s timely performance of its obligations for that Phase is dependent as notified to Amazon by Rivian in accordance with the Work Order.

17.7 “Amazon Indemnitees” has the meaning set forth in Section 14.1.

17.8 “Amazon LMT” has the meaning set forth in Work Order #1.

17.9 “Amazon Policies” means, collectively, the Code of Conduct, the Supplier Code, and the InfoSec Policy.

17.10 “Amazon Regulatory Responsibility” has the meaning set forth in Section 6.5(B).

17.11 “Authorizations” means all regulatory and other certifications, validations, authorizations, and approvals applicable to the Products and Services, in each case, that are required by applicable Laws in the Authorized Territories on the manufactuer date of the applicable Products or the date Services are performed. For purposes of the Delivery Vehicle, Authorizations means those certifications, validations, authorizations, and approvals required by applicable motor vehicle safety standards, and other applicable Laws in effect in the Authorized Territories on the date of manufacture shown on the Delivery Vehicle certification label.

17.12 “Authorized Purchaser” has the meaning set forth in Section 1.6.

17.13 “Amazon Solvency Event” means a Solvency Event experienced by Amazon.

17.14 “Authorized Territory(ies)” means, individually and collectively, those countries and jurisdictions identified in a Work Order.

17.15 “Background IP” means Technology and Intellectual Property Rights created, invented, conceived, or otherwise developed by or for a Party (alone or with others) [***].

17.16 “Battery” means the rechargeable energy storage system including battery components, cells, and electrical architecture for the Delivery Vehicle propulsion system.

17.17 “Battery Architecture” means the overall physical battery pack layout of the Battery, including location of Battery components, Battery tray geometry, and Battery module geometry.

17.18 “Cancellation Condition” has the meaning set forth in the applicable Work Order.

17.19 “Change” means a substitution, deviation, addition, deletion, alteration, modification, or evolution made to (i) a Product, including the addition or deletion of options, features and functions, design modifications, or changes in engineering, homologation, and/or specifications, (ii) the Specifications, (iii) Component Parts or (iv) Dedicated Tooling.

17.20 “Change of Control” means (a) any consolidation, merger or other similar transaction or series of related transactions involving Rivian pursuant to which Rivian’s stockholders immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, less than fifty percent (50%) of the voting securities of the surviving entity, (b) any transaction or series of related transactions in which fifty percent (50%) or more of Rivian’s voting power is transferred to persons other than Rivian’s stockholders immediately prior to such transaction or series of transactions, or (c) the sale, transfer or other disposition of all or substantially all of the assets or intellectual property of Rivian to a non-Affiliate; provided, that any transaction or series of related transactions described in clause (a), (b), or (c) in which Amazon or an Affiliate of Amazon is the acquirer (including by collectively holding more than fifty percent (50%) of Rivian’s voting power following consummation of such transaction(s)) shall not be deemed a “Change of Control.”

17.21 “Change Response Deadline” has the meaning set forth in Section 4.3(B) .

17.22 “Claims” means, collectively, losses, claims, demands, fines, penalties, costs, and expenses (including reasonable attorneys’ fees and court costs), causes of action, suits, and liabilities.

17.23 “Component Parts” means any components, parts, assemblies, packaging (inbound and outbound), direct materials and indirect materials (including raw materials, ed-coating, phosphate, painting material, wrap guard, gluing, sealer, primer, wax, motor oil, AC coolant, washer fluid, and AC refrigerant), and Software used in the Manufacture of the Products. For the avoidance of doubt, (i) both the Battery and the Skateboard is a Component Part and (ii) Component Parts excludes Amazon LMT.

17.24 “Conforming,” “Conform,” or “Conformance” means, with respect to a Product, that it (a) complies and performs in accordance with the Requirements, including when installed or integrated as a component, (b) complies with all applicable Laws, (c) does not present a Hazard, and (d) complies with all of Rivian’s applicable warranties and any other requirements of this Agreement (including any Order).

17.25 “Contract Documents” means (a) this Agreement (including each Addendum, Exhibit, and Appendix attached thereto); (b) the NDA; (c) each Work Order (including Work Order #1) and all schedules attached thereto; (d) the Warrant; (e) the Side Letter; (f) any other written agreement entered into by the Parties related to the scope of this Agreement and mutually agreed to by the Parties to be deemed to be a Contract Document; and (g) each Purchase Order.

17.26 “Custom Spare Parts” means Spare Parts that are designed and Developed specifically for the Top Hat and the Skateboard.

17.27 “Dealership Laws” has the meaning set forth in Section 1.2.

17.28 “Dedicated Skateboard Tooling” means Tooling that is specifically designed for the Skateboard and procured by Rivian in connection with this Agreement.

17.29 “Dedicated Tooling” means Dedicated Top Hat Tooling and Dedicated Skateboard Tooling.

17.30 “Dedicated Top Hat Tooling” means Tooling that is specific to the Top Hat and procured by Rivian in connection with this Agreement. For the avoidance of doubt, Dedicated Top Hat Tooling does not include plant machinery (including assembly) and plant fixtures.

17.31 “Delivery Vehicle” means a complete, custom all-electric delivery vehicle designed with (a) a Skateboard and (b) a Top Hat, which components are integrated and assembled to produce a complete vehicle in accordance with the Specifications and other Requirements set out in this Agreement and the applicable Work Order(s).

17.32 “Development,” “Develop,” and variations thereof means, with respect to a Product or Service, all applicable development activities prior to, in parallel with, or after any Manufacturing of such Product or Service, including Specification development, preliminary design review, proof of concept, prototype development, validation, safety testing, alpha testing, beta testing, final prototype acceptance, regulatory approval, updating, upgrading, training, and re-training activities.

17.33 “Development Deliverables” means any and all deliverables provided by Rivian to Amazon with respect to Rivian’s obligations in connection with its Development Services under the Agreement that are set forth in any Work Order (including the Schedules attached thereto).

17.34 “Development Services” means services relating to the design or Development (including Engineering Work) of Products and Development Deliverables, all as further set forth in a Work Order.

17.35 “Direct Product Liability Claim” means any Claim, including a Claim made before a lawsuit is filed, asserted in writing by one Party against the other Party that seeks damages or other remedies for death, personal injury, bodily injury or property damage, alleged to have been caused in any part by a manufacturing or design defect, (i) in the case of Rivian, Products (excluding Claims for defects in technology provided by Amazon that the Parties have agreed will be incorporated by Rivian into the Products) and (ii) in the case of Amazon, in a delivery or logistics vehicle that incorporates the Skateboard for which Amazon is the final-stage manufacturer (but excluding Claims for defects in the Skateboard or any other Products in such vehicle).

17.36 “Dispute Notice” has the meaning set forth in Section 16.8.

17.37 “Documentation” has the meaning set forth in applicable Work Orders.

17.38 “Engineering Work” has the meaning set forth in Section 3.2(A).

17.39 “Epidemic Failure” means a systemic failure of the Products that negatively impacts the performance of the Products.

17.40 “Error” means a reproducible Non-Conformity or combination of Non-Conformities in Software that results in a Product or component of a Product, when used in accordance with Rivian’s instructions (including the applicable Documentation), not to function in accordance with applicable Requirements. As used in this Agreement, a reproducible Non-Conformity in Software will mean a Non-Conformity that can be reproduced using the most recent version of the Software, as delivered to Amazon, in accordance with the terms of this Agreement and any Order.

17.41 “Exploit” means access, develop, design, test, modify, make, use, sell, offer for sale, have made, import, export, store, copy, reproduce, publish, display, perform, market, distribute, commercialize, license, sublicense, make available, support, maintain, correct, translate and create modifications, create Improvements, and create derivative works of, in any medium or means of storage or transmission now known or hereafter invented.

17.42 “Fee-Bearing Auto OEM” means (x) any Person whose primary business is automotive manufacturing and sale and who manufactures vehicles under its own brands (i.e., it is not a contract manufacturer), or (y) an affiliate of such Person. Neither Amazon nor any of its Affiliates shall be deemed to be a Fee-Bearing Auto OEM; provided, however, that a Person whose primary business is automotive manufacturing and sale and who manufactures vehicles under its own brands (i.e., it is not a contract manufacturer) that becomes an Affiliate of Amazon pursuant to an acquisition after the WO Effective Date will be a Fee-Bearing Auto OEM.

17.43 “Field Action” means a Recall, Service Campaign, or both.

17.44 “Field Issues” has the meaning set forth in Section 6.2(A).

17.45 “Force Majeure” has the meaning set forth in Section 5.4(B).

17.46 “Foreground IP” means all Technology (including related Intellectual Property Rights) that is not Background IP and that is created, invented, conceived, or otherwise developed by or for a Party (alone or with others) during the term of the Agreement (including any Order) and other subject matter developed, in each case, for the Products or Services ([***].

17.47 “Geolocation Data” means: (i) any data generated by or from a Product or a delivery or logistics vehicle that incorporates a Skateboard, in each case, that identifies the physical location of such Product or such vehicle, such as data generated through GPS or similar technologies, and (ii) the data set forth in the “Description” column for geolocation data in Schedule 10 of Work Order #1.

17.48 “Government Reports” means reports and data required by applicable Laws to be submitted by Rivian to a Governmental Authority.

17.49 “Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof).

17.50 “Governmental Investigation” means an investigation, inquiry or request for information from a Governmental Authority concerning any Products or Services.

17.51 “Hazard” means an unreasonable risk of death, bodily injury, or property damage.

17.52 “Improvement” means an improvement, derivative work, update, upgrade, enhancement, new version, new release, bug fix, patch, or other modification, whether or not patentable.

17.53 “Information” has the meaning set forth in Section 6.6(A).

17.54 “Integration” means the combination or integration of the Skateboard with the Top Hat or a top hat, including communication of data.

17.55 “Intellectual Property Rights” means patents, copyrights, database rights, mask work rights, rights with respect to trade secrets, trademark rights, trade dress rights, other rights with respect to indicia of source and origin, and any other intellectual or industrial property rights, whether under the laws of the United States or any other jurisdiction. Each of the foregoing includes all rights to apply for, register, maintain, and enforce those rights.

17.56 “Investment Fee” has the meaning in the applicable Work Order.

17.57 “Items” has the meaning set forth in Section 16.1(B).

17.58 “Joint Defense Agreement” has the meaning set forth in Section 6.2(B).

17.59 “Key Personnel” has the meaning set forth in Section 7.4.

17.60 “Laws” means all laws, ordinances, regulations, rules, orders, and other requirements of Governmental Authorities having jurisdiction in an Authorized Territory that are applicable to the Products, Services, Development Deliverables, Rivian, Amazon or this Agreement (as applicable) in that Authorized Territory, which may include, if applicable to the foregoing, environmental, safety, and emission laws, ordinances, regulations, rules, and orders, the National Traffic and Motor Vehicle Safety Act, Federal Motor Vehicle Safety Standards, the Consumer Product Safety Act, the Toxic Substances Control Act, and the European Whole Vehicle Type Approval (as applicable).

17.61 “Lead Time” has the meaning set forth in Section 5.3.

17.62 “Legal Redactions” has the meaning set forth in Section 6.2(B).

17.63 “Licensed Subject Matter” has the meaning set forth in the applicable Work Order.

17.64 “Licensed Works” has the meaning set forth in the applicable Work Order.

17.65 “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind of nature whatsoever.

17.66 “Management Representative” has the meaning set forth in Section 16.8.

17.67 “Manufacture,” and variations thereof, means all activities related to the manufacturing and assembly of a Product or component, including manufacturing and assembly process development, readiness review, quality assurance process development, manufacturing for Development or commercialization, labeling, packaging, in-process and finished product testing, and quality assurance activities. “Manufacture” excludes all Development and commercialization activities.

17.68 “Margin” has the meaning set forth in the applicable Work Order.

17.69 [***].

17.70 “Non-Conformity” or “Non-Conforming” means a Product or any component of a Product does not Conform.

17.71 “Non-OEM Change of Control” means a Change of Control in which a Person other than an Acceptable Auto OEM (and/or an Affiliate thereof) or Amazon (and/or an Affiliate thereof) is the acquirer.

17.72 “OEM Change of Control” means a Change of Control in which an Acceptable Auto OEM (and/or an Affiliate thereof) is the acquirer.

17.73 “Order” means either a Work Order or a Purchase Order.

17.74 “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization, entity or government, political subdivision, agency or instrumentality.

17.75 “Personal Data” means any information, relating to an identified or identifiable natural person; an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

17.76 “Personnel” means, with respect to a Party, that Party’s and its Affiliates’ employees, representatives, contractors, Subcontractors, and agents.

17.77 “Phase” means the milestones, Development Deliverables, and other activities included within the Project Plan and Schedule that are to be achieved, delivered or performed prior to a gateway within the Project Plan and Schedule being completed.

17.78 “Pre-Production Delivery Vehicle” means any delivery or logistics vehicle assembled by Rivian for Amazon prior to the start of Production.

17.79 “Price” has the meaning set forth in Section 10.1 or in the applicable Work Order.

17.80 “Process,” “Processed,” or “Processing” means any operation or set of operations which is performed upon data, whether or not by automatic means, such as access, collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure or otherwise make available, dissemination, alignment, duplication, transmission, combination, blocking, restriction, redaction, erasure or destruction.

17.81 “Product” means the Delivery Vehicle or, to the extent set forth in a Work Order to be sold separately, the Skateboard, Spare Part, or other Component Part, in each case, Manufactured by Rivian or its Subcontractors that is supplied to Amazon, an Affiliate thereof or an Authorized Purchaser pursuant to an Order. For the avoidance of doubt, references to “Products” exclude any “Development Deliverables.”

17.82 “Product Liability Claim” means any Claim, including a Claim made before a lawsuit is filed, asserted in writing by a third party that seeks damages or other remedies for death, personal injury, bodily injury or property damage, alleged to have been caused in any part by a manufacturing or design defect in a Product.

17.83 “Product Marks” has the meaning set forth in Section 9.9.

17.84 “Production” means regular Manufacture of Products for distribution as set forth in the applicable Work Order(s).

17.85 “Project Plan and Schedule” means the then-current project plan and schedule associated with a Work Order that identifies a series of gateways and corresponding milestones and Development Deliverables.

17.86 “Purchase Order” means a purchase order issued under the Work Order in accordance with this Agreement and the Work Order.

17.87 “Recall” means any voluntary or mandatory notification and remedy campaign implemented by Rivian or its Affiliates (or ordered by any Governmental Authority) made in an Authorized Territory in which vehicle owners, Amazon, any Affiliate thereof or any Authorized Purchaser would be requested to return Product to Service Retailers or otherwise make such Product available to Service Retailers to have such Delivery Vehicles remedied at no charge to the customer in order to correct any safety or emission-related issue, in each case, requiring remedy under applicable Laws.

17.88 “Records” has the meaning set forth in Section 10.9.

17.89 “Reference Sample” means a sample of a Product provided to Amazon by Rivian and confirmed by Amazon in writing as the reference standard for the corresponding Products to be supplied under this Agreement.

17.90 “Regulatory Change” has the meaning set forth in Section 4.3(A).

17.91 “Requirements” means, with respect to a Product or a Service, as applicable, the (a) Specifications (including, to the extent applicable, any characteristics, functionality, features, or performance standards set forth in the Specifications), (b) any bill of materials agreed in writing by Amazon and Rivian for the applicable Product, and (c) any other warranties or requirements under this Agreement (including any Work Order) or otherwise agreed to in a signed writing by Amazon and Rivian.

17.92 “Rivian Change Notice” has the meaning set forth in Section 4.3(A).

17.93 “Rivian Indemnitees” has the meaning set forth in Section 14.2.

17.94 “Rivian Manufacturing Facility” means Rivian’s manufacturing facility located in Normal, Illinois or another manufacturing facility as set forth in a Work Order or otherwise agreed in writing by the Parties.

17.95 “Rivian Solvency Event” means a Solvency Event experienced by Rivian.

17.96 “Rivian Warranty” has the meaning set forth in Work Order #1.

17.97 “Service Campaign” means a voluntary action, other than a Recall, in an Authorized Territory in order to implement a modification, repair or notification that Rivian determines is appropriate or is otherwise consistent with customary practice in the automotive industry to maintain goodwill and reputation towards the Delivery Vehicles.

17.98 “Service Retailer” means a Person authorized by Rivian to provide Warranty Services.

17.99 “Services” means the Development Services, Supply Services, Support Services, and any other services relating to the foregoing, as may be agreed by the Parties from time to time.

17.100 “Setoff” has the meaning set forth in Section 10.7.

17.101 “Side Letter” means that certain Commercial Side Letter Agreement dated February 15, 2019, as amended, between Amazon.com, Inc. and Rivian Automotive, Inc.

17.102 “Significant Change” has the meaning set forth in Section 4.3(A)

17.103 “Skateboard” means the parts and systems set forth on Schedule 17 of Work Order #1, as in the category of “Skateboard” (i.e., “below the line”), in each case, supplied by Rivian under this Agreement either on a stand alone basis or as part of a Delivery Vehicle. The Skateboard is not the Top Hat.

17.104 “Skateboard Specifications” means the design, technical, engineering, and manufacturing specifications for the Skateboard including, if applicable, all content, homologation, validation, and type approval requirements for the Skateboard.

17.105 “Software” means any computer programs made available to Amazon in connection with the Products or Services or otherwise identified in an Order.

17.106 “Software Update” means any modifications, Error corrections, bug fixes, new versions or releases, or other updates of or to Software.

17.107 “Solvency Event” means a Party (i) ceases or fails to be Solvent, and ceases to perform under the Agreement or a Work Order in the absence of a good faith dispute regarding a Party’s obligation to perform or other right to do so specified in the Agreement or Work Order or (ii) voluntarily or involuntarily ceases to conduct its business.

17.108 “Solvent” means, as to any Person at any time, the inability of such Person to pay or perform its financial obligations or liabilities, including without limitation, any specific financial obligation or liability, as they come due, either in the ordinary course or in the event of any acceleration.

17.109 “Spare Part” means any new or factory remanufactured or rebuilt replacement Component Part for the Skateboard or Top Hat.

17.110 “Specifications” means the design, technical, engineering, performance, Manufacturing, functional and other criteria, feature descriptions, and other specifications for the Products or Services (including, if applicable, the characteristics, functionality, features, and performance), as set forth in a Work Order (as such Work Orders may be amended by the Parties), and, in each case, agreed upon by the Parties in a signed writing. Specifications include the Top Hat Specifications and the Skateboard Specifications.

17.111 “Subcontractor” means, with respect to a Party, any subcontractor or delegate, including any Affiliate of that Party, and any individual who provides services to such Party under this Agreement but who is not an employee of such Party under applicable Law. A Supplier is not a Subcontractor.

17.112 “Supplier” means a vendor that supplies Component Parts to Rivian.

17.113 “Supplier-Specific Force Majeure” means a Force Majeure that only applies only to a single Rivian Supplier and not to any other Suppliers. For the avoidance of doubt, if a Force Majeure affects more than one Supplier, it is not a Supplier-Specific Force Majeure. In the event that there are multiple, unrelated Force Majeures that each affect a single Supplier, each Force Majeure is deemed to be a separate Supplier-Specific Force Majeure (i.e., there is a fire at Supplier 1 and a separate, unrelated fire at Supplier 2; each fire is a separate Supplier-Specific Force Majeure).

17.114 “Supply Agreement” means a written contract, agreement or other binding document between or among Rivian and one or more Suppliers.

17.115 “Supply Services” means the Manufacture, inspection, test, and supply of Products, all as further set forth in a Work Order.

17.116 “Support Services” means: (a) all services other than Development Services and Supply Services set forth in a Work Order or in a separate services agreement (including post-Production support services and repairs), in each case, executed by the Parties; (b) any other services performed by or on behalf of Rivian for Amazon under the Rivian Warranty; (c) services (if any) performed by or on behalf of Rivian for Amazon under a Work Order that are incidental to the supply of Products, including the delivery support, pre-delivery inspection, upfitting (to the extent set forth in the Specifications), and remedial services performed prior to Amazon’s acceptance of Products in accordance with the Work Order; and (d) all services that are inherent in or necessary for any of the foregoing services and reasonably required to perform any of the foregoing services.

17.117 “Taxes” has the meaning set forth in Section 10.4.

17.118 “Technology” means inventions, creations, know-how, processes, designs, design information, databases, schematics, test methodologies, manufacturing processes, interface information, specifications, algorithms, software (in object code and source code format), Product prototypes and samples, technical information, and other information, data, materials, and technology.

17.119 “Third Party Materials” means, with respect to each Party, any Technology or Intellectual Property Rights of any type not created and owned solely by the Party.

17.120 “Tooling” means all tooling, machinery, equipment (including assembly equipment), dies, test and assembly fixtures, jigs, gauges, patterns, casting patterns, cavities, molds, and related documentation (including engineering specifications, production part approval process (“PPAP”) books, and test reports), together with any accessions, attachments, parts, accessories, substitutions, replacements, and appurtenances.

17.121 “Top Hat” means the parts and systems set forth in Schedule 17 under Work Order #1 in the category of “Top Hat” (i.e., “above the line”), in each case, supplied by Rivian under this Agreement. The Top Hat is not the Skateboard. For the avoidance of doubt, the term “top hat” (lower case) as used in the Agreement has the meaning set forth in Work Order.

17.122 “Top Hat Specifications” means the design, technical, engineering, and manufacturing specifications for the Top Hat including, if applicable, all content, homologation, validation, and type approval requirements for the Top Hat.

17.123 “Vehicle Data” means all data collected or otherwise Processed by the Products or a delivery or logistics vehicle that incorporates a Product, excluding any Personal Data and Geolocation Data.

17.124 “Vendor Updates” has the meaning set forth in Section 2.4(A).

17.125 “Warrant” means the Warrant issued by Rivian Automotive, Inc. to Amazon.com NV Investment Holdings LLC, dated as of the Effective Date.

17.126 “Warranty Administration and Spare Parts Agreement” means an agreement between Rivian and a Service Retailer that sets forth the terms and conditions that (i) a Service Retailer must provide Warranty Services or other Field Action services on Delivery Vehicles or Skateboards and (ii) Rivian will sell, and a Service Retailer will purchase, Spare Parts.

17.127 “Warranty Period” means the time period that is covered by any applicable Product warranty(ies) and is expressly set forth in the Work Order.

17.128 “Warranty Services” means services performed under the Rivian Warranty.

17.129 “Work Order” has the meaning set forth in Section 1.5.

EXHIBIT A-1

INFOSEC POLICY

(SECURITY REQUIREMENTS)

1.	SCOPE; DEFINITIONS

1.1

Security Policy. Rivian will comply in all respects with Amazon’s information security requirements set forth in this Exhibit A-1 (the “Security Policy”), as may be updated from time to time by Amazon (acting reasonably). The Security Policy applies to Rivian’s performance under the Agreement and all access, collection, use, storage, transmission, disclosure, destruction or deletion of, and security incidents regarding, Amazon Information. This Security Policy does not limit other obligations of Rivian, including under the Agreement or laws that apply to Rivian, Rivian’s performance under the Agreement, the Amazon Information or the Permitted Purpose. To the extent this Security Policy directly conflicts with the Agreement, Rivian will promptly notify Amazon of the conflict and will comply with the requirement that is more restrictive and more protective of Amazon Information (which may be designated by Amazon).

1.2	Definitions.

1.2.1	“Aggregate” means to combine or store Amazon Information with any data or information of Rivian or any third party.

1.2.2

“Anonymize” means to use, collect, store, transmit or transform any data or information (including Amazon Information) in a manner or form that does not identify, permit identification of, and is not otherwise attributable to any user, device identifier, source, product, service, context, brand, or Amazon or its affiliates.

1.2.3

“Amazon Information” means, individually and collectively: (a) all Amazon Confidential Information (as defined in the Agreement or in the non-disclosure agreement between the Parties); (b) all other data, records, files, content or information, in any form or format, acquired, accessed, collected, received, stored or maintained by Rivian or its affiliates from or on behalf of Amazon or its affiliates, or otherwise in connection with the Agreement, the services, or the Parties’ performance of or exercise of rights under or in connection with the Agreement; and (c) derived from (a) or (b), even if Anonymized.

1.3

Permitted Purpose. Except as expressly authorized under the Agreement, Rivian may access, collect, use, store, and transmit only the Amazon Information expressly authorized under the Agreement and solely for the purpose of providing the services under the Agreement, consistent with the licenses (if any) granted under the Agreement (the “Permitted Purpose”). Except as expressly authorized under the Agreement, Rivian will not access, collect, use, store or transmit any Amazon Information and will not Aggregate Amazon Information, even if Anonymized. Except with Amazon’s prior express written consent, Rivian will not (1) transfer, rent, barter, trade, sell, rent, loan, lease or otherwise distribute or make available to any third party any Amazon Information or (2) Aggregate Amazon Information with any other information or data, even if Anonymized.

2.	AMAZON SECURITY POLICY.

2.1

Basic Security Requirements. Rivian will, consistent with current best industry standards and such other requirements specified by Amazon based on the classification and sensitivity of Amazon Information, maintain physical, administrative and technical safeguards and other security measures (i) to maintain the security and confidentiality of Amazon Information accessed, collected, used, stored or transmitted by Rivian, and (ii) to protect that information from known or reasonably anticipated threats or hazards to its security and integrity, accidental loss, alteration, disclosure and all other unlawful forms of processing. Without limitation, Rivian will comply with the following requirements:

2.1.1	Firewall. Rivian will install and maintain a working network firewall to protect data accessible via the Internet and will keep all Amazon Information protected by the firewall at all times.

2.1.2	Updates. Rivian will keep its systems and software up-to-date with the latest upgrades, updates, bug fixes, new versions and other modifications necessary to ensure security of the Amazon Information.

2.1.3

Anti-malware. Rivian will at all times use anti-malware software and will keep the anti- malware software up to date. Rivian will mitigate threats from all viruses, spyware, and other malicious code that are or should reasonably have been detected.

2.1.4	Encryption. Rivian will encrypt data at rest and data sent across open networks in accordance with industry best practices.

2.1.5	Testing. Rivian will regularly test its security systems and processes to ensure they meet the requirements of this Security Policy.

2.1.6	Access Controls. Rivian will secure Amazon Information, including by complying with the following requirements:

i.	Rivian will assign a unique ID to each person with computer access to Amazon Information.

ii.	Rivian will restrict access to Amazon Information to only those people with a “need-to- know” for a Permitted Purpose.

iii.

Rivian will regularly review the list of people and services with access to Amazon Information, and remove accounts that no longer require access. This review must be performed at least once every 90 days.

iv.

Rivian will not use manufacturer-supplied defaults for system passwords and other security parameters on any operating systems, software or other systems. Rivian will mandate and ensure the use of system-enforced “strong passwords” in accordance with the best practices (described below) on all systems hosting, storing, processing, or that have or control access to, Amazon Information and will require that all passwords and access credentials are kept confidential and not shared among personnel.

o	Password best practices. Passwords must meet the following criteria:

◾	contain at least 8 characters;

◾	not match previous passwords, the user’s login, or common name;

◾	must be changed whenever an account compromise is suspected or assumed; and

◾	are regularly replaced after no more than ninety (90) days.

v.	Rivian will maintain and enforce “account lockout” by disabling accounts with access to Amazon Information when an account exceeds more than ten (10) consecutive incorrect password attempts.

vi.

Except where expressly authorized by Amazon in writing, Rivian will isolate Amazon Information at all times (including in storage, processing or transmission), from Rivian’s and any third party information.

vii.	If additional physical access controls are reasonably requested in writing by Amazon, Rivian will implement and use those secure physical access control measures.

viii.

Rivian will provide to Amazon, on an annual basis or more frequently upon Amazon’s request, (1) log data about all use (both authorized and unauthorized) of Amazon’s accounts or credentials provided to Rivian for use on behalf of Amazon (e.g., social medial account credentials), and (2) detailed log data about any impersonation of, or attempt to impersonate, Amazon personnel or Rivian personnel with access to Amazon Information.

ix.	Rivian will regularly review access logs for signs of malicious behavior or unauthorized access.

2.1.7

Rivian Policy. Rivian will maintain and enforce an information and network security policy for employees, subcontractors, agents, and suppliers that meets the standards set out in this policy, including methods to detect and log policy violations. Upon request by Amazon, Rivian will provide Amazon with information on violations of Rivian’s information and network security policy, even if it does not constitute a Security Incident.

2.1.8

Subcontract. Rivian will not subcontract or delegate any of its obligations under this Security Policy to any subcontractors, affiliates, or delegates (“Subcontractors”) without Amazon’s prior written consent. Notwithstanding the existence or terms of any subcontract or delegation, Rivian will remain responsible for the full performance of its obligations under this Security Policy. The terms and conditions of this Security Policy will be binding upon Rivian’s Subcontractors and Personnel. Rivian (a) will ensure that its Subcontractors and Personnel comply with this Security Policy, and (b) will be responsible for all acts, omissions, negligence and misconduct of its Subcontractors and Personnel.

2.1.9

Remote Access. Rivian will ensure that any access from outside protected corporate or production environments to systems holding Amazon Information or Rivian’s corporate or development workstation networks requires multi-factor authentication (e.g., requires at least two separate factors for identifying users).

2.1.10

“In Bulk” Access. Except where expressly authorized by Amazon in writing, Rivian will not access, and will not permit access to, Amazon Information “in bulk” whether the Amazon Information is in an Amazon- or Rivian-controlled database or stored in any other method, including storage in file-based archives (e.g., flat files), etc. For purposes of this section, “in bulk” access means accessing data by means of database query, report generation or any other mass transfer of data. Specifically, this section prohibits any access to Amazon Information except for access to individual records as needed for the Permitted Purpose. Rivian will preserve detailed log data on attempted or successful “in bulk” access to Amazon Information, and provide reports from these logs as part of its obligations under Section 2.6 (Security Review). In the event that Amazon provides written authorization for access to Amazon Information “in bulk”, Rivian will (1) limit such access only to specified employees with the “need to know”, and (2) use tools that limit access and require explicit authorization and logging of all access.

2.1.11

Rivian Personnel. Amazon may condition access to Amazon Information by Rivian personnel on Rivian personnel’s execution and delivery to Amazon of individual nondisclosure agreements, the form of which is specified by Amazon. If required by Amazon, Amazon requests that Rivian’s personnel execute the individual nondisclosure agreement. Rivian will obtain and deliver to Amazon signed individual nondisclosure agreements from Rivian personnel that will have access to the Amazon Information (prior to granting access or providing information to the Rivian personnel). Rivian will also (i) maintain a list of all Rivian personnel who have accessed or received the Amazon Information and provide that list to Amazon upon request within an agreed upon timeframe, and (ii) notify Amazon no later than 24 hours after any specific individual Rivian personnel authorized to access Amazon Information in accordance with this Section: (y) no longer needs access to Amazon Information or (z) no longer qualifies as Rivian personnel (e.g., the personnel leaves Rivian’s employment).

2.2

Access to Amazon Extranet and Rivian Portals. Amazon may grant Rivian access to Amazon Information via web portals or other non-public websites or extranet services on Amazon’s or a third party’s website or system (each, an “Extranet”) for the Permitted Purpose. If Amazon permits Rivian to access any Amazon Information using an Extranet, Rivian must comply with the following requirements:

2.2.1	Permitted Purpose. Rivian and its personnel will access the Extranet and access, collect, use, view, retrieve, download or store Amazon Information from the Extranet solely for the Permitted Purpose.

2.2.2

Accounts. Rivian will ensure that Rivian personnel use only the Extranet account(s) designated for each individual by Amazon and will require Rivian personnel to keep their access credentials confidential.

2.2.3

Systems. Rivian will access the Extranet only through computing or processing systems or applications running operating systems managed by Rivian and that include: (i) system network firewalls in accordance with Section 2.1.1 (Firewall); (ii) centralized patch management in compliance with Section 2.1.2 (Updates); (iii) operating system appropriate anti-malware software in accordance with Section 2.1.3 (Anti-malware); and (iv) for portable devices, full disk encryption.

2.2.4

Restrictions. Except if approved in advance in writing by Amazon, Rivian will not download, mirror or permanently store any Amazon Information from any Extranet on any medium, including any machines, devices or servers.

2.2.5

Account Termination. Rivian will terminate the account of each of Rivian’s personnel and notify Amazon no later than 24 hours after any specific Rivian personnel who has been authorized to access any Extranet (a) no longer needs access to Amazon Information or (b) no longer qualifies as Rivian personnel (e.g., the personnel leaves Rivian’s employment).

2.2.6	Third Party Systems.

i.

Rivian will give Amazon prior notice and obtain Amazon’s prior written approval before it uses any Third Party System that stores or may otherwise have access to Amazon Information, unless a) the data is encrypted in accordance with this Security Policy, and b) the Third Party System will not have access to the decryption key or unencrypted “plain text” versions of the data. Amazon reserves the right to require an Amazon security review (in accordance with Section 2.5 (Security Review)) of the Third Party System before giving approval.

ii.

If Rivian uses any Third Party Systems that store or otherwise may access unencrypted Amazon Information, Rivian must perform a security review of the Third Party Systems and their security controls and will provide Amazon periodic reporting about the Third Party System’s security controls in the format requested by Amazon (e.g., SAS 70 or its successor report), or other recognized industry-standard report approved by Amazon.

2.3	Data Retention and Destruction.

2.3.1	Retention. Rivian will retain Amazon Information only for the purpose of, and as long as is necessary for, the Permitted Purpose.

2.3.2

Return or Deletion. Rivian will promptly (but within no more than 72 hours after Amazon’s request) return to Amazon and permanently and securely delete all Amazon Information upon and in accordance with Amazon’s notice requiring return and/or deletion. Also, Rivian will permanently and securely delete all live (online or network accessible) instances of the Amazon Information within 90 days after the earlier of completion of the Permitted Purpose or termination or expiration of the Agreement. If requested by Amazon, Rivian will certify in writing that all Amazon Information has been destroyed.

2.3.3

Archival Copies. If Rivian is required by law to retain archival copies of Amazon Information for tax or similar regulatory purposes, this archived Amazon Information must be stored in one of the following ways:

i.	As a “cold” or offline (i.e., not available for immediate or interactive use) backup stored in a physically secure facility; or

ii.	Encrypted, where the system hosting or storing the encrypted file(s) does not have access to a copy of the key(s) used for encryption.

2.3.4

Recovery. If Rivian performs a “recovery” (i.e., reverting to a backup) for the purpose of disaster recovery, Rivian will have and maintain a process that ensures that all Amazon Information that is required to be deleted pursuant to the Agreement or this Security Policy will be re-deleted or overwritten from the recovered data in accordance with this Section 2.3 within 24 hours after recovery occurs. If Rivian performs a recovery for any purpose, no Amazon Information may be recovered to any third party system or network without Amazon’s prior written approval. Amazon reserves the right to require an Amazon security review (in accordance with Section 2.5 (Security Review)) of the third party system or network before permitting recovery of any Amazon Information to any third party system or network.

2.3.5

Deletion Standards. All Amazon Information deleted by Rivian will be deleted in accordance with the NIST Special Publication 800-88 Revision 1, Guidelines for Media Sanitation December 18, 2014 (available at http://nvlpubs.nist.gov/nistpubs/SpecialPublications/NIST.SP.800-88r1.pdf ), or through degaussing of magnetic media in an electromagnetic flux field of 5000+ GER, or by shredding or mechanical disintegration, or such other standards Amazon may require based on the classification and sensitivity of the Amazon Information. With respect to Amazon Information encrypted in compliance with this Security Policy, this deletion may be done by permanently and securely deleting all copies of the keys used for encryption.

2.4

Forensic Destruction. Before disposing in any manner of any hardware, software, or any other media that contains, or has at any time contained, Amazon Information, Rivian will perform a complete forensic destruction of the hardware, software or other media so that none of the Amazon Information can be recovered or retrieved in any form. Rivian will perform forensic destruction in accordance with the standards Amazon may require based on the classification and sensitivity of the Amazon Information.

2.4.1

Rivian will not sell, resell, donate, refurbish, or otherwise transfer (including any sale or transfer of any such hardware, software, or other media, any disposition in connection with any liquidation of Rivian’s business, or any other disposition) any hardware, software or other media that contains Amazon Information that has not been Forensically Destroyed by Rivian.

2.5	Security Review.

2.5.1	Amazon reserves the right to periodically request Rivian to complete a new Amazon risk assessment questionnaire.

2.5.2	Certification. Upon Amazon’s written request, Rivian will certify in writing to Amazon that it is in compliance with this Agreement.

2.5.3

Other Reviews. Amazon reserves the right to periodically review the security of systems that Rivian uses to process Amazon Information. Rivian will cooperate and provide Amazon with all required information within a reasonable time frame but no more than 20 calendar days from the date of Amazon’s request.

2.5.4	Remediation. If any security review identifies any deficiencies, Rivian will, at its sole cost and expense take all actions necessary to remediate those deficiencies within an agreed upon timeframe.

2.6	Security Incidents.

2.6.1

Rivian will inform Amazon within 24 hours of detecting any actual or suspected unauthorized access, collection, acquisition, use, transmission, disclosure, corruption, or loss of Amazon Information, or breach of any environment (i) containing Amazon Information, or (ii) managed by Rivian with controls substantially similar to those protecting Amazon Information (each, a “Security Incident”). Rivian will remedy each Security Incident in a timely manner and provide Amazon written details regarding Rivian’s internal investigation regarding each Security Incident. Rivian agrees not to notify any regulatory authority, nor any customer, on behalf of Amazon unless Amazon specifically requests in writing that Rivian do so and Amazon reserves the right to review and approve the form and content of any notification before it is provided to any party. Rivian will cooperate and work together with Amazon to formulate and execute a plan to rectify all confirmed Security Incidents.

Rivian will inform Amazon within 24 hours when its data is being sought in response to legal process or by applicable law (e.g. 18 U.S.C. §2705(b)).